Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

December 20, 2021

among

CERNER CORPORATION,

OC ACQUISITION LLC,

CEDAR ACQUISITION CORPORATION

and

ORACLE CORPORATION

CONFIDENTIAL

i

ii

Exhibit A – Form of Tender and Support Agreements

Exhibit B – Conditions to the Offer

Exhibit C – Form of Certificate of Merger

iii

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 20, 2021 among Cerner Corporation, a Delaware corporation (the “Company”), OC Acquisition LLC, a Delaware limited liability company (“Parent”), and Cedar Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Oracle Corporation, a Delaware corporation (“Ultimate Parent”), is a party solely with respect to the performance of its obligations set forth in ARTICLE 2, ARTICLE 3, ARTICLE 6, ARTICLE 7, Section 10.07, Section 10.08, Section 10.12 and Section 10.15.

WHEREAS, the Boards of Directors of each of the Company and Merger Subsidiary have approved this Agreement, declared its advisability and determined that it is in the best interests of their respective stockholders for Merger Subsidiary to commence and consummate the Offer and to consummate the Merger (as defined below) and the other transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in furtherance of the contemplated acquisition of the Company by Parent, it is proposed that Merger Subsidiary will make a tender offer (as it may be amended from time to time, the “Offer”) to purchase any and all of the issued and outstanding shares of Company Common Stock at a price per share of $95.00, net to the seller in cash (such amount, or any other amount per share of Company Common Stock paid pursuant to the Offer (as defined below) in accordance with this Agreement, the “Offer Price”), without interest thereon and subject to any required Tax withholding, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is further proposed that, after acquiring shares of Company Common Stock pursuant to the Offer, Merger Subsidiary shall merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Merger Subsidiary with and into the Company being referred to in this Agreement as the “Merger”); and

WHEREAS, the Merger shall be governed by Section 251(h) of Delaware Law and shall be effected as soon as practicable following consummation of the Offer; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Ultimate Parent’s, Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain stockholders of the Company are executing and delivering tender and support agreements in favor of Parent and Merger Subsidiary in the form attached as Exhibit A hereto (the “Tender and Support Agreements”) pursuant to which those stockholders, among other things, will agree to tender all outstanding shares of Company Common Stock beneficially owned by them to Merger Subsidiary in response to the Offer.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“2014 Shelf Agreement” means the Master Note Purchase Agreement dated as of December 4, 2014, by and among the Company and the purchasers party thereto.

“2015 Senior Notes” means each of (i) the Company’s 3.18% Senior Notes, Series 2015-A, due February 15, 2022 issued pursuant to the 2014 Shelf Agreement and (ii) the Company’s 3.58% Senior Notes, Series 2015-B, due February 14, 2025 issued pursuant to the 2014 Shelf Agreement.

“2019 Shelf Agreement” means the Master Note Agreement dated as of November 11, 2019, by and among the Company and the purchasers party thereto, as amended on October 8, 2020.

“2020 Senior Notes” means the Company’s 2.50% Senior Notes, Series 2020-A, due March 11, 2030 issued pursuant to the 2019 Shelf Agreement.

“2021 Senior Notes” means each of (i) the Company’s 2.00% Senior Notes, Series 2021-A, due March 24, 2026 issued pursuant to the 2019 Shelf Agreement and (ii) the Company’s 2.59% Senior Notes, Series 2021-B, due March 24, 2031 issued pursuant to the 2019 Shelf Agreement.

“Acceptance Time” means the first time as of which Merger Subsidiary accepts any shares of Company Common Stock for payment pursuant to the Offer.

“Acquisition Proposal” means any offer, proposal, written inquiry or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries listed on Section 1.01(a) of the Company Disclosure Schedule, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries listed on Section 1.01(a) of the Company Disclosure Schedule, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.

“Advisor” means, with respect to any Person, each accountant, broker, investment banker, finder, financial advisor, consultant, legal counsel and other similar Person that is or has ever been retained by or authorized to act on behalf of, or is performing or has ever performed services for, such Person.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2021 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2021.

“Company Balance Sheet Date” means September 30, 2021.

“Company Board” means the Board of Directors of the Company. For purposes of this Agreement, unless otherwise specifically provided for herein, any determination or action by the Company Board shall be a determination or action approved by the number of directors required to approve such action at a meeting duly called and held at which all members of the Company Board were present and voting.

“Company Compensatory Award” means each Company Stock Option, share of Company Restricted Stock, Company RSU and Company PSU.

“Company IP” means the Company Owned IP and the Company Licensed IP.

“Company Licensed IP” means any and all Intellectual Property that has been used, is used, or is held for use in the business of the Company or any of its Subsidiaries, other than Company Owned IP.

“Company Material Adverse Effect” means (i) a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) an effect that would prevent the commencement of, or the purchase of or payment for shares tendered pursuant to, the Offer, or the Company’s ability to consummate the Merger, excluding in the case of clause (i) above, any such material adverse effect resulting from or arising out of (a) the announcement or pendency of the Offer or the Merger, the identity of Parent, Merger Subsidiary or Ultimate Parent, or the execution and delivery of this Agreement (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, Governmental Authorities, partners or suppliers related thereto), (b) economic, legislative, regulatory, or political conditions (or changes in such conditions after the date hereof), including acts of terrorism or war, that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (c) general conditions (or changes in such conditions after the date hereof) in the industry in which the Company and its Subsidiaries operate that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (d) any changes (after the date hereof) in GAAP or Applicable Law, (e) any failure to take any action in compliance with the restrictions or other prohibitions set forth in Section 7.01, provided that the Company sought, but did not receive, the prior written consent of Parent to take such action, or the taking of any specific action at the written direction of

Ultimate Parent, Parent or Merger Subsidiary, (f) any Proceeding made or brought by any holder of shares of Company Common Stock (on the holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Merger), (g) volcanic eruptions, tsunamis, earthquakes, floods, storms, hurricanes, tornados or other natural disasters that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (h) epidemics, disease outbreaks or pandemics (including COVID-19), or the worsening thereof after the date hereof, COVID-19 Measures or COVID-19 Actions, in each case, that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company or (i) any failure by the Company to meet internal or analysts’ estimates or projections, decline in the price of the Company Common Stock, or changes in the trading volume of the Company Common Stock, on Nasdaq (or any other applicable stock exchange) or changes to the Company’s or its Subsidiaries’ credit rating (it being understood that, for purposes of this clause (i), any cause of any such failure, decline or change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred if such cause is not otherwise excluded from such determination pursuant to clauses (a) through (h) above).

“Company Owned IP” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Performance Award” means each award of Company PSUs that remains subject to performance conditions and that is outstanding under any Company Stock Plan or otherwise.

“Company Products” means each product (including any hardware, Software and firmware product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries.

“Company PSU” means each award of performance-based restricted stock units of the Company outstanding under any Company Stock Plan or otherwise.

“Company Registered IP” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Restricted Stock” means each share of restricted stock of the Company outstanding under any Company Stock Plan or otherwise.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

“Company RSU” means each award of time-based restricted stock units of the Company outstanding under any Company Stock Plan or otherwise.

“Company Stock Option” means each compensatory option to purchase Company Common Stock outstanding under any Company Stock Plan or otherwise.

“Company Stock Plans” means the Company’s Stock Option Plan E and the Company’s 2011 Omnibus Equity Incentive Plan.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code or similar provisions of state laws, and (v) under corresponding or similar provisions of foreign laws or regulations relating to defined benefit pension plan liability or healthcare continuation coverage, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof including the Delta and Omicron variants, or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Actions” means any commercially reasonable actions taken by the Company or any of its Subsidiaries after the date of this Agreement in order to (i) protect the health and safety of customers, suppliers, employees and other business relations or financial position of the Company and its Subsidiaries in response to COVID-19 or the public health emergency resulting therefrom or (ii) ensure compliance by the Company and its Subsidiaries and their respective directors, officers and employees with any COVID-19 Measure.

“COVID-19 Measure” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or other directive imposed by Applicable Laws or Orders in response to COVID-19.

“Credentials” means any logins, passwords, IDs, user IDs, account IDs, certificates, tokens or any other assigned data or code for access to or use of any Third-Party Platform.

“Data Protection Requirements” means any and all Applicable Laws, industry standards of any industry organization of or in which the Company or any of its Subsidiaries is a member or otherwise participates, and any and all contractual and other obligations legally binding upon the Company or any of its Subsidiaries, in each case concerning the collection, use, storage or handling of Personal Data, Tracking Data, email communications or mobile communications, including: (i) Applicable Laws relating to the collection, storage, processing, use, transfer or deletion of Personal Data or Tracking Data; (ii) Applicable Laws relating to electronic and mobile communications, text messages, marketing or advertising materials, including anti-SPAM Laws, unsolicited advertising or communications laws, and Applicable Laws regarding the “right to be forgotten”; (iii) Applicable Laws relating to use of any Credentials; (iv) applicable standards that apply to FDA Products; and (v)the Canada Personal Information Protection and Electronic Documents Act (PIPEDA), the United Kingdom Data Protection Act, the Health Insurance Portability and Accountability Act (HIPAA), the Australian Privacy Principals, the European Union Data Protection Directive and all implementing regulations, the European Union – United States Privacy Shield (Privacy Shield), The European Union General Data Protection Regulation (“GDPR”), the Children’s Online Privacy Protection Act (COPPA), the Computer Fraud and Abuse Act (CFAA), California Invasion of Privacy Act, Payment Card Industry (PCI) Data Security Standards, the Telephone Consumer Protection Act (TCPA), the California Online Privacy Protection Act and the California Consumer Privacy Act.

“Delaware Law” means the General Corporation Law of the State of Delaware, as amended.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any entity that is (or at the relevant time was) treated as a single employer with the Company or such Subsidiary or under common control with the Company or such Subsidiary within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

“FDA Product” means any product in current commercial distribution in the United States as an FDA regulated medical device that is either a Class I or Class II medical device, as defined under 21 U.S.C. §360c and the applicable rules and regulations thereunder, or is exempt from such premarket notification in accordance with 21 U.S.C. §360(l) or (m) and the applicable rules and regulations thereunder.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f).

“GAAP” means generally accepted accounting principles in the United States.

“Government Bid” means any bid, proposal or offer made by the Company or any of its Subsidiaries which, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract between, on the one hand, the Company or any of its Subsidiaries and, on the other hand: (i) the United States government or any other Governmental Authority, (ii) any prime contractor to the United States government or any other Governmental Authority or (iii) any subcontractor with respect to any Contract described in clause (i) or clause (ii). For purposes of this definition, a task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, but will be part of the Government Contract to which it relates. For avoidance of doubt, contracts with public universities or contracts with public hospitals shall not be deemed to be Government Contracts.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. For purposes of Section 5.04, Section 5.12, Section 5.13, Section 5.22 and Section 5.23, the term “Governmental Authority” shall also be deemed to include (a) any contractor acting on behalf of a Governmental Authority and (b) any “Notified Bodies,” understood as the organizations that have been appointed by the competent authorities of an EU member state to conduct conformity assessment procedures and verify the conformity of the manufacturer with the requirements of the medical device legislation and guidance such as the Council Directive 93/42/EEC and Regulation (EU) 2017/745 on medical devices.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), orders, exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“Health Care Laws” means all Applicable Laws relating to (i) fraud, waste and abuse and the requirements of Federal Health Care Programs providing reimbursement, directly or indirectly, for devices, medical products, services or Software sold or manufactured by the Company or any of its Subsidiaries, and (ii) the licensure or regulation of devices or other products or items by the Food and Drug Administration, including, in each case, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §321 et. seq., the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the federal civil False Claims Act, 31 U.S.C. §§ 3729-3733, the health care fraud and false statement provisions of the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, the criminal False Claims Law, 42 U.S.C. §§ 1320a-7b(a), the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, the Medicare and state health care program exclusion authorities, 42 U.S.C. § 1320a-7, the Physician Payment Sunshine Act, 42 U.S.C. § 1320a-7h, Medicare and Medicaid coverage and reimbursement provisions (Titles XVIII and XIX of the Social Security Act), and the applicable requirements of Federal Health Care Programs, each as amended, and any regulations promulgated thereunder, and any comparable foreign, local, state, federal or supranational health care-related Applicable Laws and the applicable regulations promulgated thereunder for any state, country or jurisdiction where the Company or any of its Subsidiaries conducts any business activities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money,(ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, (iv) obligations under capital leases, or (v) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iv) above of any other Person.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer Software (in both source code and object code form), business methods, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all technical data and customer lists, databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all web addresses, sites and domain names and numbers, social network application names and application IDs, usernames, user IDs and identification numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Internal Revenue Service” means the United States Internal Revenue Service.

“International Plan” means any compensation or benefit plan that is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries under the law or applicable custom or rule of the relevant jurisdiction outside the United States.

“IT Assets” means all hardware, Software, networks and connecting media and related infrastructure used by the Company or any of its Subsidiaries in support of their respective business operations.

“Knowledge of the Company” means actual knowledge of each of the individuals identified in Section 1.01(b) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, (a) inclusion (and unrestricted availability to the Persons who are designated to have access) in the virtual data room hosted by Datasite in connection with the Merger on or prior to 8:00 p.m. Pacific Time on the day prior to the date of this Agreement or (b) publicly available in the Company SEC Documents in unredacted form (it being understood and agreed that promptly following the date of this Agreement, the Company shall deliver to outside legal counsel of Parent a complete and accurate copy of the contents of said virtual data room as of the date of this Agreement).

“Nasdaq” means the Nasdaq Global Select Market.

“NISPOM” means the National Industrial Security Program Operating Manual, 34 C.F.R. § 117, and any supplements, amendments or revised editions thereof.

“NYSE” means the New York Stock Exchange.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Other Company Representations” means the representations and warranties of the Company contained in ARTICLE 5, other than the Specified Company Representations.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (a) not yet due and payable as of the Closing Date or (b) being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet), (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice or by operation of Applicable Law that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate, and (iv) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Data” means (i) any information or data that alone or together with any other data or information relates to an identified or identifiable natural person and (ii) any other information or data considered to be personally identifiable information or data under applicable Data Protection Requirements.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, regulatory, investigative or appellate proceeding), hearing, audit, subpoena, civil investigative demand, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Notes” means the 2015 Senior Notes, the 2020 Senior Notes and the 2021 Senior Notes.

“Shelf Agreement” means the 2014 Shelf Agreement or the 2019 Shelf Agreement.

“Software” means any computer program, operating system, applications system, firmware or other code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Specified Company Representations” means the representations and warranties of the Company contained in the first and third sentence of Section 5.01 and Sections 5.02, 5.04(i), 5.05(a), 5.18(f), 5.29, 5.30 and 5.31.

“Specified Condition” means any condition set forth in clause (a) or clause (e) of Exhibit B to the extent such condition relates to (i) the absence of an Order or an Applicable Law which, if violated, would result in criminal sanctions or criminal liability being imposed on the Company’s or any of its Subsidiaries’ board of directors or (ii) the absence of an Order in a jurisdiction (other than the jurisdiction referred to in Section 1.01(c)-1 of the Company Disclosure Schedule) where both Parent or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, are required under applicable Antitrust Laws or applicable Foreign Direct Investment Laws to make a filing with or a submission to a Governmental Authority with regulatory jurisdiction over enforcement of any Antitrust Laws or Foreign Direct Investment Law in order to permit the Offer and the Merger to be consummated.

“Specified Foreign Competition Law” means any Foreign Competition Law in any jurisdiction referred to in Section 1.01(c) of the Company Disclosure Schedule.

“Specified Foreign Direct Investment Law” means any Foreign Direct Investment Law in any jurisdiction referred to in Section 1.01(d) of the Company Disclosure Schedule.

“Specified Governmental Authority” means any Governmental Authority with authority in respect of (i) any Foreign Competition Law in any jurisdiction referred to in Section 1.01(c), (ii) the HSR Act, or (iii) any Foreign Direct Investment Law in any jurisdiction referred to in Section 1.01(d) of the Company Disclosure Schedule.

“Specified Law” means, (i) the HSR Act, (ii) any Specified Foreign Direct Investment Law, and (iii) any Specified Foreign Competition Law.

“Specified Representatives” means (i) each of the senior vice presidents and higher officers and directors of the Company or any of its Subsidiaries set forth on Section 1.01(e) of the Company Disclosure Schedule and (ii) each of the Company’s financial and outside legal advisors.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide, written Acquisition Proposal which did not result from or arise out of a breach of Section 7.02(a) of this Agreement, made by a Third Party, which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) acquiring, directly or indirectly, all of the outstanding shares of Company Common Stock, or all or substantially all of the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account all financial, legal, regulatory (including as affecting timing and likelihood of consummation of any such Acquisition Proposal), and other aspects of such Acquisition Proposal (including the financing terms and the ability of such Third Party to finance such Acquisition Proposal and any conditionality as thereto), is more favorable to the Company’s stockholders (other than Parent and its Affiliates) than as provided hereunder (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal pursuant to and in accordance with Section 7.02).

“Tax” means any federal, state, local, or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available to Persons without specific application therefor.

“Tax Return” means any report, return, document, declaration or other information relating to Taxes filed or required to be filed with a Taxing Authority, including any schedule or attachment thereto, information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and in each case any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Third Party Hardware” means any hardware component, part, assembly, tool, or product that is not solely owned by the Company or its Subsidiaries and is (i) incorporated into any Company Product or (ii) used in connection with any support or development of any Company Product.

“Third Party Software” means any Software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware Software) and any documentation or other material related to such Software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product. Third Party Software includes: (a) Software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis; (b) Software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management Software, source code control and bug tracking Software, and Software used for internal testing purposes; and (c) Software that is used to generate code or other Software that is described in clause (a) or (b).

“Third-Party Platform” means any other Person’s device, platform, application, operating system, website, networked physical object (including Internet of Things (IoT)), software as a service, platform as a service, infrastructure as a service, cloud service or similar service.

“Tracking Data” means (i) any information or data collected in relation to on-line, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (ii) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application, or (iii) any device ID, device activity data or data collected from a networked physical object.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Ultimate Parent Stock” means the common stock, par value $0.01 per share, of Ultimate Parent.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	7.02(d)
Adverse Recommendation Change Notice	7.02(d)
Agreement	Preamble
Antitrust Counsel Only Material	7.09(d)
Assumed Company Awards	3.06(a)
Award Exchange Ratio	3.06(a)
Board Recommendation	2.02(a)
Cashed Out Compensatory Award	3.06(b)
Certificate of Merger	3.02(a)
Certificates	3.04(a)
Closing	3.01
Company	Preamble
Company Advisor	5.29(a)
Company Common Stock	5.05(a)
Company Disclosure Schedule	5
Company Employee Plan	5.17(a)
Company Governmental Authorizations	5.13(b)
Company Preferred Stock	5.05(a)
Company Regulatory Permits	5.22(c)
Company SEC Documents	5.07(a)
Company Securities	5.05(c)
Company Subsidiary Securities	5.06(c)
Compensatory Award Payments	3.06(b)
Confidentiality Agreement	7.16
Continuing Employees	7.17(a)
Current Premium	7.08(a)
DFARS	5.15(c)
Dissenting Shares	3.05
Effective Time	3.02(b)
End Date	9.01(b)(i)
ESPP	3.06(e)
Exchange Agent	3.04(a)
Expiration Date	2.01(d)
FAR	5.15(c)
FDA	5.22(a)

Term	Section
Final Exercise Date	3.06(e)
Foreign Competition Laws	5.03
Foreign Direct Investment Laws	5.03
Grant Date	5.05(b)
Indemnified Parties	7.08(b)
Initial Expiration Date	2.01(d)
Insurance Policies	5.18(f)
Intervening Event	7.02(e)
Lease Agreement	5.24(b)
Leased Real Property	5.24(b)
Major Customers	5.14(a)(i)
Major Suppliers	5.14(a)(iii)
Material Contract	5.14(b)
Merger	Preamble
Merger Consideration	3.03(a)
Merger Subsidiary	Preamble
Minimum Condition	2.01(b)
Necessary IP	5.21(b)
Notice Period	7.02(d)
Offer	Preamble
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(b)
Offer Consideration	2.01(c)
Offer Documents	2.01(e)
Offer Price	Preamble
Offer to Purchase	2.01(e)
Outstanding Share Number	2.01(b)
Owned Real Property	5.24(b)
Parent	Preamble
Parent Benefit Plans	7.17(a)
Payment Fund	3.04(a)
Post-Market Action	5.22(f)
Regulatory Agency	5.22(b)
Schedule 14D-9	2.02(a)
Schedule TO	2.01(e)
Specified Date	9.01(b)(i)
Stockholder List Date	2.02(c)
Surviving Corporation	3.02(c)
Tender and Support Agreements	Preamble
Terminated Compensatory Award	3.06(c)
Termination Fee	10.04(b)
Triggering Event	9.01(c)(iv)
Ultimate Parent	Preamble
Uncertificated Shares	3.04(a)

(c) Certain other terms are defined in Section 1.01(f) of the Company Disclosure Schedule.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE OFFER

Section 2.01. Conduct of the Offer.

(a) Merger Subsidiary shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date of this Agreement (but in no event later than 20 Business Days after the date of this Agreement); provided, however, that Merger Subsidiary shall not be required to commence the Offer if: (i) any of the conditions set forth in clauses (a) or (e) of Exhibit B shall not be satisfied; or (ii) the Company shall not be prepared to file with the SEC immediately following the commencement of the Offer, and to disseminate to holders of shares of Company Common Stock, the Schedule 14D-9. (The date on which Merger Subsidiary commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date”).

(b) The obligation of Merger Subsidiary to accept for payment, and pay for, shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall be subject to the satisfaction or (if permitted) waiver of: (i) the condition (the “Minimum Condition”) that there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) that, together with any shares of Company Common Stock owned by Ultimate Parent, Parent or Merger Subsidiary immediately prior to the Acceptance Time, represents a majority of the Outstanding Share Number; and (ii) the other conditions set forth in Exhibit B (the Minimum Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions”). For purposes of this Agreement, the “Outstanding Share Number” shall be the sum of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Acceptance Time.

(c) Merger Subsidiary expressly reserves the right, in its sole discretion, to: (i) increase the Offer Price; and (ii) waive any Offer Condition or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (A) the Minimum Condition may not be amended or waived; and (B) no change may be made to the Offer that: (1) changes the form of consideration to be delivered by Merger Subsidiary pursuant to the Offer; (2) decreases the Offer Price or the number of shares of Company Common Stock sought to be purchased by Merger Subsidiary in the Offer; (3) imposes conditions to the Offer in addition to the Offer Conditions; (4) except as provided in Section 2.01(d), extends the expiration date of the Offer or (5) amends, changes or modifies any of the Offer Conditions in a manner that adversely affects any holder of Company Common Stock. Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall: (x) accept for payment all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Merger Subsidiary is permitted to do so under Applicable Law; and (y) pay the Offer Price in exchange for each share of Company Common Stock accepted for payment pursuant to the Offer (the “Offer Consideration”).

(d) The Offer shall initially be scheduled to expire at 12:00 midnight, Eastern Time, at the end of the day on the twentieth (20th) Business Day following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (the “Initial Expiration Date,” and such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 9.01: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Merger Subsidiary shall extend the Offer on one or more occasions, for an additional period of up to twenty (20) Business Days per extension, to permit such Offer Condition to be satisfied; provided, however, that if, at any scheduled Expiration Date, each of the Offer Conditions set forth in clauses (a) through (i) of Exhibit B is satisfied or has been waived and the Minimum Condition is not satisfied, Merger Subsidiary shall not be required to (but shall, in its sole discretion, be entitled to) extend the Offer for more than 20 Business Days beyond such scheduled Expiration Date; (ii) Merger Subsidiary shall extend the Offer from time to time until the later of (A) two (2) Business Days after the last day of any then-pending Notice Period and (B) two (2) Business Days after the last day of any then-pending Shelf Notice Period; and (iii) Merger Subsidiary shall extend the Offer from time to time for any period required by any rule or regulation of the SEC applicable to the Offer; provided, however, that, with respect to clauses (i) and (iii) of this Section 2.01(d), in no event shall Merger Subsidiary extend the Offer to a date later than the End Date. If this Agreement is terminated pursuant to Section 9.01, Merger Subsidiary shall (and Ultimate Parent shall cause Merger Subsidiary to) terminate the Offer promptly (and in any event within twenty-four (24) hours of such termination), and Merger Subsidiary shall not acquire any Company Common Stock pursuant to the Offer.

(e) On the Offer Commencement Date, Parent and Merger Subsidiary shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) with respect to the Offer, which will contain or incorporate by reference: (A) Merger Subsidiary’s offer to purchase shares of Company Common Stock pursuant to the Offer (the “Offer to Purchase”); and (B) forms of the related letter of transmittal and summary advertisement; and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock as and to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder. Parent and Merger Subsidiary shall use reasonable efforts to cause the Schedule TO, and all exhibits, amendments and supplements thereto (collectively, the “Offer Documents”), to comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations thereunder. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC. Parent and Merger Subsidiary shall promptly provide the Company and its legal counsel with a copy or a description of any comments received by Parent, Merger Subsidiary or their legal counsel from the SEC or its staff with respect to the Offer Documents Each of Parent and Merger Subsidiary: (1) shall use reasonable efforts to promptly correct any information provided by it for use in the Offer Documents to the extent such information shall or shall become false or misleading in any material respect and (2) shall take all necessary steps to cause the Schedule TO, as supplemented and amended to correct such information, to be filed with the SEC, and to the extent required by Applicable Law, to be disseminated to holders of shares of Company Common Stock. Each of Parent, Merger Subsidiary, and the Company (y) shall use reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and (z)to the extent required by the applicable requirements of United States securities laws and the rules and regulations of the SEC promulgated thereunder, shall use reasonable efforts to correct promptly any information provided by it for use in the Offer Documents to the extent such information shall be or shall have become false or misleading in any material respect and Parent and Merger Subsidiary shall take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Merger Subsidiary all information concerning the Company, any of its Subsidiaries and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.01(e).

Section 2.02. Company Actions.

(a) The Company hereby approves of and consents to the Offer and represents and warrants to Parent and Merger Subsidiary that the Company Board, at a meeting duly called and held, has by the unanimous vote of all directors of the Company: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders; (ii) approved and adopted this Agreement, declared the advisability of this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Delaware Law; (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Subsidiary pursuant to the Offer (the unanimous recommendation of the Company Board that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer being referred to collectively as the “Board Recommendation”); and (iv) elected that this Agreement and the transactions contemplated hereby be expressly governed by Section 251(h) of Delaware Law. Except to the extent expressly permitted by Section 7.02(d) or Section 7.02(e): (A) the Company Board shall unanimously make the Board Recommendation; (B) the Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) shall include the Board Recommendation; and (C) neither the Company Board nor any committee thereof shall fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation. Subject to Section 7.02, the Company consents to the inclusion of the Board Recommendation in the Offer Documents.

(b) Contemporaneously with the filing by Parent and Merger Subsidiary of the Schedule TO, the Company shall file with the SEC and (contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of shares of Company Common Stock the Schedule 14D-9 that shall reflect the terms and conditions of this Agreement and the information required by Section 2.03 and, subject only to Section 7.02, shall reflect the Board Recommendation. The Company shall ensure that the Schedule 14D-9 has been finalized and is ready for filing with the SEC no later than the date that is twenty (20) Business Days from the date hereof. The Company shall use reasonable efforts to cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other Applicable Law, and shall ensure that the Schedule 14D-9 includes: (i) the opinion of the financial advisor referred to in Section 5.30; and (ii) as determined reasonably by the Company, a summary of the financial analysis conducted by such financial advisor in accordance with all Applicable Law; (iii) disclosure of the compensation, if any, paid to such financial advisor by Ultimate Parent, the Company and any of their respective Affiliates during the two year period prior to the date of this Agreement (in each case, based solely on information provided by such financial advisor to the Company in response to a customary conflict disclosure request) and (iv) the notice and other information required by Section 262(d)(2) of Delaware Law. Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC and the Company shall not file or mail such document prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed. The Company shall promptly provide Parent and its legal counsel with a copy and a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9, and the Company shall not respond to the SEC prior to receiving the approval of Parent, which approval shall not to be unreasonably withheld or delayed, shall provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder: (A) each of Parent, Merger Subsidiary and the Company shall use reasonable efforts to promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information shall be or shall have become false or misleading in any material respect; and (B) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by Applicable Law, to be disseminated to holders of shares of Company Common Stock. Parent and Merger Subsidiary shall promptly furnish to the Company all information concerning Parent, Merger Subsidiary and the Offer that may be required or reasonably requested in connection with any action contemplated by this Section 2.02(b).

(c) The Company shall promptly provide to Parent: (i) a list of the Company’s stockholders, non-objecting beneficial owners and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”); and (ii) such additional information (including updated lists of stockholders, non-objecting beneficial owners and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger. Prior to the filing with the SEC of the Schedule 14D-9, the Company shall set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of Delaware Law.

(d) The parties to this Agreement expressly elect to have this Agreement and the transactions contemplated hereby governed by Section 251(h) of Delaware Law and that the Merger will be effected as soon as practicable following the consummation of the Offer.

ARTICLE 3

THE MERGER

Section 3.01. The Closing. Upon the terms and subject to the conditions set forth herein and pursuant to Section 251(h) of Delaware Law, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Hogan Lovells US LLP, 4085 Campbell Avenue, Suite 100, Menlo Park, California, unless another place is agreed to in writing by the parties hereto.

Section 3.02. The Merger.

(a) Upon the terms and subject to the conditions set forth herein and pursuant to Section 251(h) of Delaware Law, as soon as practicable after the Closing, the Company shall file with the Delaware Secretary of State a certificate of merger (the “Certificate of Merger”) in connection with the Merger in substantially the form attached as Exhibit C hereto (with such changes, if any, as Parent may determine to be necessary to comply with Delaware Law).

(b) The Merger shall become effective on such date and at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Delaware Secretary of State (or at such later time as may be agreed by the parties that is specified in the Certificate of Merger).

(c) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

(d) The Merger shall be governed by Section 251(h) of Delaware Law and (without limiting any provision of Section 2.01 or the foregoing provisions of this Section 3.02, except as required by Section 251(h) of Delaware Law) shall be effected as soon as practicable following consummation of the Offer.

Section 3.03. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 3.03(b) or Section 3.05, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, without interest and subject to any required Tax withholding (the “Merger Consideration”);

(b) each share of Company Common Stock held by the Company as treasury stock or owned by Ultimate Parent, Parent, Merger Subsidiary or any Subsidiary of the Company immediately prior to the Effective Time shall be automatically canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be automatically converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 3.04. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). As of the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and Uncertificated Shares (the “Payment Fund”). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Shares and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE 3.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.05 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 3.05. Dissenting Shares. Notwithstanding Section 3.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 3.03(b)) and held by a holder who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of Delaware Law; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be, subject to Section 3.09. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 3.06. Company Compensatory Awards; ESPP

(a) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, the unvested portion of each Company Compensatory Award that is outstanding immediately prior to the Effective Time and that is held by a Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time, shall be assumed by Ultimate Parent and converted automatically at the Effective Time into a corresponding option, share of restricted stock, restricted stock unit, performance share or performance share unit, as the case may be, denominated in shares of Ultimate Parent Stock and subject to terms and conditions identical to those in effect at the Effective Time (each such assumed unvested portion of a Company Compensatory Award, an “Assumed Company Award”), except that (i) the number of shares of Ultimate Parent Stock that will be subject to each such Assumed Company Award shall be determined by multiplying the number of shares of Company Common Stock subject to such Assumed Company Award by a fraction (the “Award Exchange Ratio”), the numerator of which is the per share Merger Consideration and the denominator of which is the average closing price of Ultimate Parent Stock on the NYSE over the five (5) trading days immediately preceding (but not including) the date on which the Effective Time occurs (rounded down to the nearest whole share), (ii) Ultimate Parent or one of its Affiliates shall have any and all administrative authority with respect to such Assumed Company Award and (iii) if applicable, the exercise or purchase price per share of each such Assumed Company Award shall equal (x) the per share exercise or purchase price of each such Assumed Company Award divided by (y) the Award Exchange Ratio (rounded upwards to the nearest whole cent); provided, however, that in no case shall the assumption of the unvested portion of a Company Stock Option be performed in a manner that is not in material compliance with the requirements of Sections 409A or 424(a) of the Code. At the Effective Time, each Company Stock Plan pursuant to which any Assumed Company Award has been granted shall be assumed by Ultimate Parent.

(b) Notwithstanding the foregoing, the vested portion (including any portion that pursuant to its terms becomes vested solely as a result of the transactions contemplated by this Agreement) of each outstanding Company Compensatory Award that is outstanding immediately prior to the Effective Time (each such vested portion of a Company Compensatory Award, a “Cashed Out Compensatory Award”) shall not be assumed by the Ultimate Parent pursuant to this Section 3.06 and shall, immediately prior to the Effective Time, be cancelled and extinguished and, in exchange therefor, each former holder of any such Cashed Out Compensatory Award shall have the right to receive an amount in cash equal to (i) the product of (x) the aggregate number of shares of Company Common Stock subject to such Cashed Out Compensatory Award immediately prior to the Effective Time and (y) the Merger Consideration less any per share exercise or purchase price of such Cashed Out Compensatory Award immediately prior to such cancellation and (ii) an amount equal to any dividend equivalent rights payable with respect to such vested portion of the Company Compensatory Award (such amounts payable hereunder being referred to as the “Compensatory Award Payments”). From and after the Effective Time, any such Cashed Out Compensatory Award shall no longer be exercisable by the former holder thereof or settleable in shares, but shall entitle such holder only to the payment of the Compensatory Award Payment; provided that any Cashed Out Compensatory Award that has an exercise price or purchase price equal to or greater than the Merger Consideration shall be cancelled without any consideration therefor. The Compensatory Award Payments shall be paid as soon as practicable following the Effective Time, without interest.

(c) Notwithstanding the foregoing, any performance metrics relating to any Company Performance Award that, immediately prior to the Effective Time, remain subject to the achievement of such performance metrics shall be deemed achieved at the greater of (i) target levels as of immediately prior to the Effective Time or (ii) levels based on actual achievement of pro-rated performance goals through the Effective Time. Any Company Performance Awards that are deemed earned in accordance with the foregoing sentence will then (following the vesting of any Company Performance Award, in whole or in part, pursuant to its terms as a result of the transactions contemplated by this Agreement) be subject to vesting based on continued service with the Company, Parent, Ultimate Parent or their respective Subsidiaries through the scheduled vesting dates applicable to such awards. Notwithstanding the foregoing, the unvested portion of each Company Compensatory Award that is outstanding immediately prior to the Effective Time and that is held by a Person who is not an employee of the Company or any of its Subsidiaries as of immediately prior to the Effective Time (each such unvested portion of a Company Compensatory Award, a “Terminated Compensatory Award”) shall not be assumed by Ultimate Parent pursuant to this Section 3.06 and shall, immediately prior to the Effective Time, be cancelled and extinguished for no consideration. From and after the Effective Time, any such Terminated Compensatory Award shall no longer be exercisable by the former holder thereof or settleable in shares. The Company shall take all action that may be necessary (under the Company Stock Plans, applicable award agreements, Applicable Law or otherwise) to effect the provisions of this Section 3.06(c) and to ensure that, from and after the Effective Time, each holder of a Terminated Compensatory Award shall cease to have any rights with respect thereto.

(d) Parent shall use commercially reasonable efforts to cause the reservation, issuance and listing of Ultimate Parent Stock as is necessary to effectuate the transactions contemplated by Section 3.06(a). As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Assumed Company Award or any Cashed Out Compensatory Award an appropriate notice setting forth such holder’s rights pursuant to such Assumed Company Award or Cashed Out Compensatory Award, as applicable. Ultimate Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Ultimate Parent Stock issuable upon exercise or settlement of the

Assumed Company Awards on or prior to the date set forth on Section 3.06(d) of the Company Disclosure Schedule and Ultimate Parent shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Company Awards remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Ultimate Parent in the preparation of such registration statement. For the avoidance of doubt, the Form S-8 registration statement shall not cover any Cashed Out Compensatory Awards.

(e) The Company shall take such action as may be necessary under the Company’s 2001 Associate Stock Purchase Plan, as amended and restated on January 1, 2019 (the “ESPP”), to: (i) terminate all offering periods under the ESPP as of a date that is at least 5 calendar days prior to the Expiration Date (the “Final Exercise Date”); (ii) provide that no further offering periods shall commence under the ESPP on or following the offering period immediately succeeding the offering period in effect as of the date of this Agreement (the “Successor Offering Period”); (iii) provide that, after the commencement of the Successor Offering Period, no new participants can be admitted into the ESPP and no current participant can increase such participant’s contribution levels; and (iv) terminate the ESPP as of the Final Exercise Date, subject to the Closing. Each outstanding right under the ESPP on the Final Exercise Date (if any) shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the ESPP and any outstanding Company Common Stock obtained through the exercise of such outstanding right shall be treated as set forth in Sections 3.03 and 3.04. The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the ESPP in accordance with the terms of the ESPP.

(f) Following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, Company Employee Plan or employee benefit arrangement of the Company or any individual party to an employment agreement with the Company or any of its Subsidiaries shall have any right hereunder or otherwise to acquire any Equity Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

(g) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take any and all such actions as are necessary (under the Company Stock Plans, applicable award agreements, Applicable Law or otherwise) to effect the foregoing provisions of this Section 3.06, including by amending the applicable Company Stock Plans or the ESPP.

Section 3.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any similar transaction, or any record date for any such purpose shall be established, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 3.08. Withholding Rights. Each of Parent, Merger Subsidiary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the applicable Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 3.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this ARTICLE 3.

ARTICLE 4

THE SURVIVING CORPORATION

Section 4.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit C hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.02. Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except: (a) as disclosed in the Company SEC Documents (other than as set forth in the forward-looking statements or as set forth in the risk factors contained therein) filed or furnished on or after January 1, 2018 and prior to the date of this Agreement; or (b) as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or subsection of this Agreement, the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect as of the date hereof. The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board and the Boards of Directors (or similar governing bodies) and each committee thereof of each of the Company’s Subsidiaries held since January 1, 2018, provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof.

Section 5.02. Corporate Authorization.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. No vote of the holders of outstanding shares of Company Common Stock is required to approve and adopt this Agreement and the Merger. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby, (iii) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of Delaware Law will not apply with respect to or as a result of the Offer, the Merger, this Agreement, the Tender and Support Agreements and the transactions contemplated hereby and thereby, (iv) taking all actions necessary to ensure that the stockholder vote requirements contained in paragraph NINTH of the Company’s Third Restated Certificate of Incorporation (as amended) will not apply with respect to, or as a result of, the Offer, the Merger, this Agreement, the Tender and Support Agreements or any of the transactions contemplated hereby or thereby and (v) making the Board Recommendation; and such board resolutions have not been rescinded, modified or withdrawn in any way. Each member of the Company Board is a “Disinterested Director” (as such term is defined in the Company’s Third Restated Certificate of Incorporation (as amended)).

(c) The Company Board has properly elected to enter into this Agreement and consummate the transactions contemplated hereby pursuant to Section 251(h) of Delaware Law. No provision of the Company’s certificate of incorporation or bylaws (i) requires a vote of the stockholders of the Company to approve the Offer, this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or (ii) prohibits the Company and Parent from completing the Merger pursuant to Section 251(h) of Delaware Law. Absent Section 251(h) of Delaware Law, the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding would be the only vote of the holders of Company Common Stock necessary to adopt this Agreement and approve the other transactions contemplated hereby under Delaware Law, the Company’s certificate of incorporation and bylaws. Immediately prior to the Company’s execution of this Agreement, the shares of Company Common Stock are listed on a national securities exchange or are held of record by more than 2,000 holders.

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act, (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions

(the “Foreign Competition Laws”) and (C) any Applicable Law regulating foreign investment screening, national security or trade regulation (“Foreign Direct Investment Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or Nasdaq, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement, the purchase of the shares of Company Common Stock tendered pursuant to the Offer and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, any Contract or Government Bid to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that in determining whether a Company Material Adverse Effect would result, any adverse effect otherwise excluded by clause (A) of the definition of Company Material Adverse Effect shall be taken into account.

Section 5.05. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock of the Company, par value $0.01 per share (the “Company Common Stock”), and (ii) 1,000,000 shares of Preferred Stock of the Company, par value $0.01 per share (the “Company Preferred Stock”). The rights and preferences of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation. At the close of business on December 16, 2021, 292,210,827 shares of Company Common Stock were issued and outstanding (excluding any shares of Company Common Stock held by the Company as treasury shares), 87,383,166 shares of Company Common Stock were held by the Company as treasury shares, and no shares of Company Preferred Stock were issued and outstanding; no warrants to purchase shares of capital stock of the Company were issued and outstanding; 36,459 shares of Company Restricted Stock were issued and outstanding; Company Stock Options to purchase an aggregate of 5,218,880 shares of Company Common Stock were issued and outstanding (of which Company Stock Options to purchase an aggregate of 3,914,459 shares of Company Common Stock were exercisable), with a weighted average exercise price of $59.58; an aggregate of 3,202,804 shares of Company Common Stock were reserved for settlement of Company RSUs; an aggregate of 556,229 shares of Company Common Stock were reserved for settlement of Company PSUs (assuming target level of achievement); and an aggregate of 0 shares of Company Common Stock were reserved for settlement of Company Compensatory Awards other than Company Stock Options, Company RSUs and Company PSUs. No shares of Company Common Stock are held by any Subsidiary of the Company. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 5.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on December 16, 2021, a complete and correct list of all outstanding Company Compensatory Awards under the Company Stock Plans, including with respect to each such award, (i) the number of shares initially subject to such award, (ii) the name of the holder, (iii) the grant date, (iv) as to Company Stock Options, whether the award was intended as of its date of grant to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, (v) the exercise or purchase price per share, (vi) the vesting schedule and vesting conditions (including the extent to which it will become accelerated as a result of the Offer or the Merger) and vested status of each such award, (vii) if applicable, the expiration date of each such award, and (viii) whether such award is subject to Section 409A of the Code. The Company Stock Plans set forth in Section 5.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards have been or may be granted. Each form of award agreement and each agreement that deviates from the forms is set forth in Section 5.05(b) of the Company Disclosure Schedule. With respect to the Company Compensatory Awards, (i) each grant was duly authorized no later than the date on which the grant of such award was by its terms to be effective (the “Grant Date”) by all necessary corporate action and (ii) each such grant was made in accordance with the terms of the Company Stock Plan under which it was granted and all Applicable Laws.

(c) Except as set forth in this Section 5.05 and for changes since December 16, 2021 resulting from the exercise or settlement of Company Compensatory Awards outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities or other Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other Equity Interests of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities, ownership interests or Equity Interests in, or any securities convertible into or exchangeable for capital stock or other voting securities, ownership interests or Equity Interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities, ownership interests or Equity Interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or, to the Knowledge of the Company, by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries or (vi) contractual obligations or commitments of the Company or any of its Subsidiaries of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Compensatory Awards may, by their terms, be treated in accordance with Section 3.06. No Subsidiary of the Company owns any Company Securities.

(d) As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

Section 5.06. Subsidiaries.

(a) Section 5.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 5.06(c) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company, as applicable: (i) its authorized capital stock, voting securities or ownership interests; (ii) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, outstanding; and (iii) the record owner(s) thereof. All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (x) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (y) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company, or (z) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items set forth in Section 5.06(c) of the Company Disclosure Schedule being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. All of the Company Subsidiary Securities are duly authorized, validly issued, fully paid and nonassessable.

(d) Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries directly or indirectly owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest in, any Person.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has made available to Parent, or has filed with the SEC, complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2020, December 28, 2019 and December 29, 2018; (ii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2018, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2018 (the documents referred to in this Section 5.07(a) and Section 5.07(e), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(b) Since January 1, 2018, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Offer and the Merger will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document (excluding, in each case, information supplied by or based upon SEC filings of Parent) filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Offer and the Merger (excluding, in each case, information supplied by or based upon SEC filings of Parent) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable (excluding, in each case, information supplied by or based upon SEC filings of Parent), filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Offer and the Merger (excluding, in each case, information supplied by or based upon SEC filings of Parent) will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has made available to Parent, or filed with the SEC, copies of all comment letters received by the Company from the SEC since January 1, 2018 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2018 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

Section 5.08. Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the year-ended December 31, 2020 (nor has any such deficiency or weakness been identified since such date).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since January 1, 2018, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(e) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 5.09. Disclosure Documents. None of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company (or on its behalf) to the Company’s stockholders after the date hereof in connection with the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, the information supplied by or on behalf of the Company for inclusion in the Offer Documents or the Schedule 14D-9 will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. At any time between the time the Offer Documents and the Schedule 14D-9 are mailed to stockholders of the Company and the Acceptance Time, the Offer Documents and Schedule 14D-9, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements included in the Offer Documents or Schedule 14D-9 based upon information furnished to the Company in writing by Parent or its Representatives specifically for use therein.

Section 5.10. Absence of Certain Changes. Between the Company Balance Sheet Date and the date of this Agreement, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, except for actions taken pursuant to this Agreement in connection with the Offer and the consummation of the Merger, (ii) there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 7.01.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) liabilities or obligations incurred directly as a result of this Agreement or in connection with the transactions contemplated hereby; and

(d) liabilities (other than payment obligations) for the performance of obligations under Contracts of the Company and its Subsidiaries, to the extent that such liabilities are readily ascertainable from the face of the terms and conditions of such Contracts.

Section 5.12. Litigation.

(a) There is no Proceeding (other than an investigation or audit) pending, and to the Knowledge of the Company, there is no investigation or audit pending, against or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its stockholders (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that (i) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) challenges the validity or propriety, or seeks to prevent, materially impair or materially delay the Offer or the consummation of the Merger or any other transaction contemplated by this Agreement.

(b) Neither the Company nor any of its Subsidiaries is subject to any Order that (i) prohibits or restricts the Company or any of its Subsidiaries from engaging in or otherwise conducting its business as presently or proposed to be conducted or (ii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Section 5.12(c) of the Company Disclosure Schedule includes a complete and accurate summary of each claim, Proceeding (other than an investigation or audit) or Order pending as of the date of this Agreement or, to the Knowledge of the Company, threatened as of the date of this Agreement against the Company that would reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of the dollar amount specified on Section 5.12(c) of the Company Disclosure Schedule.

Section 5.13. Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries is and, since January 1, 2018 has been, in compliance in all material respects with all Applicable Law and Orders and, to the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a liability or default under any Applicable Law or Order. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2018 (i) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Order in any material respect.

(b) Each of the Company and its Subsidiaries has, and since January 1, 2017 has had, in effect all material Governmental Authorizations necessary for it to own, occupy, lease or otherwise hold and operate its properties and assets and to conduct and carry on its businesses and operations as now conducted (the “Company Governmental Authorizations”). Since January 1, 2017, each of the Company and its Subsidiaries has complied with all Company Governmental Authorizations and all Company Regulatory Permits in all material respects, and since January 1, 2019, none of the Company or any of its Subsidiaries has received any written notice or other communication from any Governmental Authority, Regulatory Agency or any other Person regarding (i) any actual or possible violation or failure to comply with any term, condition or requirement of any Company Governmental Authorization or Company Regulatory Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Governmental Authorization or Company Regulatory Permit. Section 5.13(b) of the Company Disclosure Schedule contains a complete and correct list of all Company Governmental Authorizations, including their respective dates of issuance and expiration, and accurate and complete copies of such Company Governmental Authorizations have been made available to Parent. All Company Governmental Authorizations and Company Regulatory Permits are, and immediately after the Effective Time will continue to be, valid and in full force and effect on terms identical in all material respects to those under which, immediately before the Effective Time (and as of the date of this Agreement), the Company and its Subsidiaries hold such Company Governmental Authorizations. Without limiting the generality of the foregoing, there have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any Company Governmental Authorizations or Company Regulatory Permits.

Section 5.14. Material Contracts

(a) Section 5.14(a) of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of each of the following Contracts (other than Government Contracts) to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets:

(i) each Contract between the Company or any of its Subsidiaries and any of the fifty (50) largest direct end user licensees or other customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the periods specified on Section 5.14(a)(i) of the Company Disclosure Schedule (“Major Customers”));

(ii) except for the Contracts disclosed in clause (i) above, each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, providing for either (A) recurring annual payments to the Company or any of its Subsidiaries after the date hereof of the dollar amount specified on Section 5.14(a)(ii)(A) of the Company Disclosure Schedule or more or (B) aggregate payments to the Company or any of its Subsidiaries after the date hereof of the dollar amount specified on Section 5.14(a)(ii)(B) of the Company Disclosure Schedule or more;

(iii) each Contract between the Company or any of its Subsidiaries and any of (A) the twenty-five (25) largest licensors of Intellectual Property to the Company or any of its Subsidiaries (determined on the basis of aggregate payments made or owed by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter period ended September 30, 2021), (B) the twenty (20) largest suppliers (other than licensors), including any supplier of goods, manufacturing, outsourcing or development services, to the Company or any of its Subsidiaries (determined on the basis of aggregate payments made or owed by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter period ended September 30, 2021) as well as any other supplier that is the sole, exclusive or primary supplier of a material component of any Company Product (collectively, “Major Suppliers”), and (C) the twenty (20) largest distributors or resellers (including OEMs and value-added resellers) of any of the Company Products or services provided by the Company or any of its Subsidiaries (determined on the basis of aggregate sales of Company Products made through such distributors or resellers over the four (4) consecutive fiscal quarter period ended September 30, 2021);

(iv) except for the Contracts disclosed in clause (iii) above, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (A) recurring annual payments by the Company or any of its Subsidiaries after the date hereof of the dollar amount specified on Section 5.14(a)(iv)(A) of the Company Disclosure Schedule or more or (B) aggregate payments by the Company or any of its Subsidiaries after the date hereof of the dollar amount specified on Section 5.14(a)(iv)(B) of the Company Disclosure Schedule or more;

(v) each Contract that contains any provisions restricting the Company or any of its Affiliates or their successors from (A) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date or (B) hiring or soliciting for hire the employees or contractors of any Third Party;

(vi) each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company IP, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party, or any other similar provision, (D) grants “most favored nation” or similar rights, (E) contains pricing commitments with respect to future purchases by any Third Party of Company Products or services, or (F) obligates the Company or its Subsidiaries to provide maintenance and/or support with respect to any discontinued product or any prior version of any Company Product for more than twenty-four (24) months following the release of a replacement product or new version of a Company Product, as applicable;

(vii) each lease or sublease (whether of real or personal property) to which the Company or any of its Subsidiaries is party as either lessor or lessee, providing for either (A) annual payments after the date hereof of the dollar amount specified on Section 5.14(a)(vii)(A) of the Company Disclosure Schedule or more or (B) aggregate payments after the date hereof of the dollar amount specified on Section 5.14(a)(vii)(B) of the Company Disclosure Schedule or more;

(viii) each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any Third Party with rights in or access to source code (including on a contingent basis), or to provide for source code to be put in escrow, indicating for each Contract providing for source code escrow whether such Contract includes (A) release conditions that differ materially from the release conditions specified in the Company’s standard source code escrow terms or (B) use rights upon release that would permit any Third Party to utilize any source code of the Company or any of its Subsidiaries other than for the limited purpose of maintaining and supporting such Third Party’s internal use of one or more Company Products pursuant to an end user license agreement;

(ix) each Contract pursuant to which the Company or any of its Subsidiaries has granted any license to Intellectual Property, other than (A) nonexclusive licenses contained in a sales or marketing or similar Contract to use the trademarks of the Company or its Subsidiaries for the sole purpose of promoting Company Products or (B) nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(x) each Contract pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property, other than (A) non-exclusive licenses granted to end users that arise as a matter of law by implication as a result of the use of the Third Party’s product and service offerings, (B) non-exclusive licenses to use trademarks of the counterparty to the Contract for the Company and its Subsidiaries to use such trademarks for the sole purpose of promoting the products of the counterparty, or (C) non-exclusive licenses to use commercially available off-the-shelf Software contained in Contracts for such off-the-shelf Software with a total annual cost of less than the dollar amount specified on Section 5.14(a)(x)(C) of the Company Disclosure Schedule;

(xi) each Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset), except any such Contract with an aggregate outstanding principal amount not exceeding the dollar amount specified on Section 5.14(a)(xi) of the Company Disclosure Schedule and which may be prepaid on not more than thirty (30) calendar days’ notice without the payment of any penalty;

(xii) each Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(xiii) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business);

(xiv) each Contract under which the Company or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of the dollar amount specified on Section 5.14(a)(xiv) of the Company Disclosure Schedule;

(xv) each partnership, joint venture or other similar Contract material to the Company and its Subsidiaries, taken as a whole;

(xvi) each Contract for the development for the benefit of the Company or any of its Subsidiaries by any party other than the Company or its Subsidiaries, of Software or Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

(xvii) each employee collective bargaining agreement or other Contract with any labor union, and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

(xviii) each Contract: (A) entered into in connection with the settlement or other resolution of any Proceeding that has any continuing material obligations, liabilities or restrictions with respect to the Company or any of its Subsidiaries, or (B) entered into in the last three (3) years in connection with the settlement or other resolution of any Proceeding (other than an investigation or audit) that involved payment by or to the Company or any of its Subsidiaries of more than the dollar amount specified on Section 5.14(a)(xviii) of the Company Disclosure Schedule;

(xix) each Contract providing for indemnification of any Person (A) with respect to material liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person, other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or that would not reasonably be expected to have a Company Material Adverse Effect, or (B) with respect to claims involving infringement or misappropriation of any Intellectual Property rights of any Third Party, which Contract does not provide the Company or its Subsidiaries with the right to (1) assume control of the defense and settlement of any such claim, (2) require the indemnified Person to implement a non-infringing substitute provided by the Company or its Subsidiaries for any Company Product that is the subject of any such claim and (3) terminate the indemnified Person’s right to use any Company Product that is the subject of any such claim if the Company or its Subsidiaries is unable to provide a non-infringing substitute or otherwise abate the alleged infringement;

(xx) each Contract containing (A) any provisions having the effect of providing that the Offer or the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract (if such Contract is material to the Company and its Subsidiaries, taken as a whole), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a benefit or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective Affiliates, or to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, except to the extent that such termination, amendment, revocation, cancellation, acceleration, loss, Lien or entitlements are not material to the Company and its Subsidiaries, taken as a whole, or are required by Applicable Law, (B) any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder (if such Contract is material to the Company and its Subsidiaries, taken as a whole), unless such restriction expressly excludes any assignment to Parent and any of its Affiliates that holds assets substantially equivalent to the assigning entity in connection with or following the Offer or the consummation of the Merger and the other transactions contemplated by this Agreement or (C) any standstill or similar provision purporting to limit the authority of any party to such agreement to acquire any Equity Interest in the Company or any other Person;

(xxi) each Contract or plan, including any stock option or equity plan, that may or will increase, or accelerate the vesting of, the benefits to any Person by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

(xxii) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601 of Regulation S-K under the Securities Act, or that is otherwise material to the Company and its Subsidiaries, taken as whole.

(b) Each Contract disclosed (or required to be disclosed) in Section 5.14(a) of the Company Disclosure Schedule, each Contract disclosed (or required to be disclosed) in Section 5.15(a) of the Company Disclosure Schedule and each Contract required to be delivered or made available pursuant to Section 5.14(c) or which would have been required to be so disclosed, delivered or made available if it had existed on the date of this Agreement (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received any written notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor, to the Knowledge of the Company, has there been any occurrence that a reasonable person would consider an indication that any such notice of termination will be served on or after the date of this Agreement on the Company or any Subsidiary of the Company by any counterparty to a Material Contract). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been made available by the Company to Parent, or otherwise made available to Parent, including as an exhibit to the Company SEC Documents.

Section 5.15. Government Contracts.

(a) Section 5.15(a) of the Company Disclosure Schedule contains a complete and correct list of each of the following Contracts and Government Bids:

(i) each Government Contract for which the period of performance has not expired or terminated or for which final payment has not yet been received, representing the dollar amount specified on Section 5.15(a)(i) of the Company Disclosure Schedule or more in annual revenue to the Company and its Subsidiaries on a calendar year basis;

(ii) each pending Government Bid that the Company or any of its Subsidiaries has submitted that is expected to, if awarded to the Company or any of its Subsidiaries, result in the dollar amount specified on Section 5.15(a)(ii) of the Company Disclosure Schedule or more in annual revenue; and

(iii) each Government Contract to which the Company or any its Subsidiaries is a party accounting for the dollar amount specified on Section 5.15(a)(iii) of the Company Disclosure Schedule or more in annual revenue and that requires the other contracting party’s consent for assignment or a change in control of the Company or any of its Subsidiaries, or permits the other contracting party to terminate or cancel a Government Contract upon assignment or a change in control of the Company or any of its Subsidiaries.

(b) Since January 1, 2019, neither the Company nor any of its Subsidiaries has received written notice that any Government Contract or Government Bid is the subject of any bid or award protest Proceeding that remains unresolved or that the counterparty to any such Government Contract intends to materially reduce future expenditures, or refrain from exercising any material option, under such Government Contract.

(c) Since January 1, 2017, the Company and its Subsidiaries have complied in all material respects with: (i) all Applicable Laws and material contract terms pertaining to all Government Contracts or Government Bids (and all terms in any certificate, statement, list, schedule, or other documents submitted or furnished to a Governmental Authority in connection with the foregoing), including the Federal Acquisition Regulations (“FAR”), the Defense Federal Acquisition Regulation Supplement (“DFARS”), the Veterans Affairs Acquisition Regulation, any other applicable FAR supplemental regulations, Cost Accounting Standards, the Service Contract Act of 1963 (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates), Truthful Cost or Pricing Data, any Price Reduction Clause or other similar most favored customer pricing requirement and the Anti-Kickback Act, where and as applicable to each Government Contract or Government Bid; and (ii) all representations and certifications set forth in such Government Contracts or Government Bids. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority regarding any alleged violation by the Company or any of its Subsidiaries of the Civil False Claims Act, the Procurement Integrity Act, the Anti-Kickback Act, the Truth in Negotiations Act, the Buy American Act, the Trade Agreements Act, the Service Contract Act, commercial sales practices disclosure or the Price Reduction Clause requirements under a Federal Supply Schedule contract or labor category qualification and billing contract requirements that would reasonably be expected to be material the Company and its Subsidiaries. Since January 1, 2017, the Company and its Subsidiaries have complied in all material respects with (A) all national security requirements applicable to the Company or any of its Subsidiaries, including NISPOM and the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts (including, to the extent applicable, the National Institute of Standard and Technology Special Publication 800-171 (Protecting Controlled Unclassified Information in Nonfederal Information Systems and Organizations), DFARS 252.204-7008 (Compliance with Safeguarding Covered Defense Information Controls (Oct 2016)), DFARS 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting (Oct 2016)), DFARS 252.204-7019 (Notice of NIST SP 800-171 DoD Assessment Requirements (Nov 2020)), DFARS 252.204-7020 (NIST SP 800-171 DoD Assessment Requirements (Nov 2020))) and (B) the information security requirements of FAR 52.204-21 (Basic Safeguarding of Covered Contractor Information Systems (June 2016)). Since January 1, 2019, any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of such Government Contract or any Applicable Law. Since October 1, 2021, to the extent applicable, the Company and its Subsidiaries have complied in all material respects with FAR 52.223-99 (Ensuring Adequate COVID-19 Safety Protocols for Federal Contractors (Oct 2021) (Deviation)) and DFARS 252.223-7999 (Ensuring Adequate COVID-19 Safety Protocols for Federal Contractors (Deviation 2021-O0009) (Oct 2021)). Since January 1, 2019, neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries has breached or violated in any material respect any Applicable Law, term or condition pertaining to any Government Contract or Government Bid.

(d) Since August 14, 2019, the Company and its Subsidiaries have complied in all material respects with any applicable prohibitions on the sale and use of covered telecommunications equipment and services or covered defense telecommunications equipment or services as required by their Government Contracts, including FAR clause 52.204-24, FAR clause 52.204-25, FAR clause 52.204-26, DFARS clause 252.204-7016, DFARS clause 252.204-7017, and DFARS clause 252.204-7018. Since August 14, 2019, neither the Company nor any of its Subsidiaries has provided covered telecommunications equipment or services or covered defense telecommunications equipment or services to any Governmental Authority in the performance of a Government Contract. Since August 14, 2020, neither the Company nor any of its Subsidiaries has used covered telecommunications equipment or services, or used any equipment, system, or service that uses covered telecommunications equipment or services. For purposes of this Section 5.15(d), the term “covered telecommunications equipment or services” shall have the meaning prescribed in FAR clause 52.204-25, and the term “covered defense telecommunications equipment or services” shall have the meaning prescribed in DFARS clause 252.204-7018.

(e) Since January 1, 2017, all facts set forth in or acknowledged in any disclosure statement, representation, warranty, certification or other document made, submitted, or furnished to any Governmental Authority with respect to any Government Contract or Government Bid (including all representations and certifications contained in the Company’s and its Subsidiaries’ System for Award Management Registration, all representations and disclosures made in connection with any pricing submission relating to a Federal Supply Schedule or other federal, state, or local Government Contract, and all representations and certifications submitted to any prime contractor or higher-tier subcontractor) were correct, current and complete in all material respects as of their submission date. No termination for convenience, termination for default, cure notice, show cause notice, letter of concern, assessment of liquidated damages, claim, request for equitable adjustment or material dispute is currently in effect, has been issued or made since January 1, 2019, or, to the Knowledge of the Company, has been threatened in writing since January 1, 2019, in each case, with respect to any Government Contract accounting for the dollar amount specified on Section 5.15(e) of the Company Disclosure Schedule or more in annual revenue.

(f) Since January 1, 2019: (i) the Company and its Subsidiaries’ cost accounting and “contractor business systems” (as defined in DFARS 242.7001 and 252.242-7005) have complied in all material respects with all Applicable Laws and with the requirements of the Company’s and its Subsidiaries’ Government Contracts; (ii) neither the Company nor any of its Subsidiaries has received notice of any disallowance of costs or draft or proposed findings of any disallowance of costs under any Government Contract or assessment of any penalty (whether actual or threatened) or received in writing any material negative finding in any audit or investigation performed by any Governmental Authority that remains unresolved or in dispute; and (iii) neither the Company nor any of its Subsidiaries has received written notice of a finding of fraud or any claim of any material liability as a result of defective pricing, labor mischarging or improper payments on the part of the Company or any of its Subsidiaries in connection with any Government Contract or Government Bid. To the Knowledge of the Company, there are no indirect rate variances for open cost accounting periods that, individually or in the aggregate, would reasonably be expected to result in a rate adjustment in excess of current reserves, in the aggregate, on the costs allocated to the Company’s or any of its Subsidiaries’ Government Contracts.

(g) Since January 1, 2019: (i) none of the Company, any of its Subsidiaries or any of its or their respective Principals (as that term is defined in FAR 52.209-5) is or has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment, or audit (other than a routine Defense Contract Audit Agency audit in the ordinary course of business) by any Governmental Authority with respect to any of the Company’s or its Subsidiaries’ Government Contracts or Government Bids; (ii) neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Authority indicating that the Company or any of its Subsidiaries will be subject to any administrative, civil or criminal investigation, indictment or audit with respect to any of the Company’s or its Subsidiaries’ Government Contracts or Government Bids; and (iii) there have been no written document requests, subpoenas, search warrants or civil investigative demands received by the Company, any of its Subsidiaries or any of its or their respective officers, directors or, to the Knowledge of the Company, employees with respect to any of the Company’s or its Subsidiaries’ Government Contracts or Government Bids.

(h) Since January 1, 2017, no Governmental Authority has assigned the Company or any of its Subsidiaries a rating below “Satisfactory” in connection with any contractor performance assessment report, past performance questionnaire or similar evaluation of past performance. Summaries of all level III and level IV Corrective Action Requests issued by the Defense Contract Management Agency to the Company or its Subsidiaries between January 1, 2019 and the date of this Agreement, and any related summary of corrective action responses and plans, have been made available to Parent.

(i) Since January 1, 2019, none of the Company, any of its Subsidiaries or any of its or their respective Principals (as defined in FAR 52.209-5) is presently indicted or has been convicted of, had a civil judgment rendered against them, or have had a finding of fault and liability rendered against them in any administrative or civil Proceeding (excluding an investigation or audit and, to the Knowledge of the Company, there is no investigation or audit pending) for: (i) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain or performance of a Government Contract; (ii) violation of federal or state Antitrust Laws relating to submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating federal criminal Tax Applicable Laws or receiving stolen property. Since January 1, 2019, neither the Company nor any of its Subsidiaries has had a disposition in a criminal, civil or administrative Proceeding by consent or compromise with an acknowledgment of fault by the Company or any of its Subsidiaries in connection with any of the matters described in clauses (i) through (iii) of the preceding sentence.

(j) Since January 1, 2019, none of the Company, any of its Subsidiaries or any of its or their respective Principals (as defined in FAR 52.209-5) has been or is now debarred, suspended, proposed for suspension or debarment, deemed nonresponsible, or otherwise excluded from participation in, or the award of, Government Contracts or from doing business with any Governmental Authority, and no other condition exists that would require disclosure under FAR 52.209-5. To the Knowledge of the Company, no facts or circumstances exist that would warrant the institution of suspension, debarment or exclusion proceedings or the finding of non-compliance, non-responsibility or ineligibility on the part of the Company, any of its Subsidiaries or any of its or their respective Principals (as defined in FAR 52.209-5).

(k) Since January 1, 2019, none of the Company, any of its Subsidiaries or any of its or their respective Representatives has made (i) a written voluntary disclosure with respect to any alleged, potential, or actual irregularity, misstatement, noncompliance, or omission arising under or relating to a Government Contract or Government Bid or (ii) any disclosure to any Governmental Authority pursuant to the FAR mandatory disclosure provisions (FAR 9.406-2, 9.407-2 and 52.203-13) and, to the Knowledge of the Company, no facts and circumstances exist that would require a mandatory disclosure pursuant to FAR 52.203-13.

(l) None of the Company or any of its Subsidiaries is performing work for a Governmental Authority with an aggregate cost to the Company and its Subsidiaries of the dollar amount specified on Section 5.15(l) of the Company Disclosure Schedule or more without the benefit of a Government Contract, the reasonable expectation of a Government Contract based upon memorialized communications with the customer or contractual authorization or funding from such Governmental Authority, and no billed accounts receivable have arisen pursuant to such an arrangement.

(m) Section 5.15(m) of the Company Disclosure Schedule sets forth a complete and correct list of all facility security clearances of the Company and each of its Subsidiaries. All personnel security clearances and facility security clearances required by the Company’s or its Subsidiaries’ Government Contracts are valid and in full force and effect, and, since January 1, 2019, neither the Company nor any of its Subsidiaries has received written notice of any threatened revocation, invalidation, or suspension of any facility or personnel security clearance or any notice from a Governmental Authority of threatened revocation, invalidation or suspension of any facility security clearance. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received a rating less than “Satisfactory” from any Defense Counterintelligence and Security Agency or any other applicable Cognizant Security Agency inspection or audit. Since January 1, 2019, there has been no material unauthorized disclosure of classified information by any employee of the Company or any of its Subsidiaries.

(n) There are no Government Contracts or Government Bids identified in Section 5.15(a)(i) of the Company Disclosure Schedule (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that identify specific contracts, programs or work and restrict the Company’s or any of its Subsidiaries’ ability to bid on or perform work on future Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5. To the Knowledge of the Company, there are no activities or relationships between, on the one hand, the Company or any of its Subsidiaries and, on the other hand, Parent, that reasonably would be expected to result in an organizational or personal conflict of interest, as defined in the FAR, as a result of this Agreement or the consummation of any of the transactions contemplated by this Agreement. Since January 1, 2019, the Company and its Subsidiaries have been in compliance in all material respects with all organizational or personal conflict of interest (as defined in the FAR) mitigation plans entered into by the Company or any of its Subsidiaries in connection with any active program or proposal. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice of any failure to comply with such plans or the existence of any prohibited organizational or personal conflict of interest in connection with any Government Contract or Government Bid.

(o) No Company Owned IP was (i) with respect to patents, conceived or first actually reduced to practice in performance of a Government Contract or (ii) with respect to “technical data” and “computer software,” as those terms are defined in FAR Parts 27 and 52 and/or DFARS Parts 227 and 252, funded partially or exclusively at Governmental Authority expense, and any Governmental Authority of the United States has only “Limited” and “Restricted” rights in such “technical data” and “computer software,” respectively. The Company and its Subsidiaries have always complied with all data rights marking requirements under FAR Parts 27 and 52 and/or DFARS Parts 227 and 252.

Section 5.16. Taxes.

(a) (i) All income and other material Company Returns required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Law, (ii) all Company Returns that have been filed are true and complete in all material respects, (iii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all income and other material Taxes due and owing (whether or not shown on any Tax Return), (iv) all material amounts of Taxes that the Company or any of its Subsidiaries is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been duly withheld or collected and have been timely paid, to the extent required, to the proper Taxing Authority, (v) the unpaid Taxes of the Company and its Subsidiaries did not, as of the Company Balance Sheet Date, exceed the reserve set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (vi) since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice.

(b) (i) The income and other material Company Returns through the taxable year ended December 31, 2016 have been examined and closed or are Company Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; (ii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the limitations period applicable to any income or other material Company Return or any income or other material Taxes, which period (after giving effect to such extension or waiver) has not yet expired; and (iii) no power of attorney granted by the Company or any of its Subsidiaries with respect to income or other material Taxes or Tax Returns is currently in force.

(c) (i) No material deficiencies for income Taxes and no other material deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) there is no Proceeding in progress or investigation pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any income or other material Tax or Tax asset, (iii) no written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that the relevant Company or Subsidiary is or may be subject to taxation by that jurisdiction and (iv) no closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries which would be binding following the Closing, and no such agreements or rulings have been applied for and are currently pending.

(d) There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(e) During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(g) (i) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent); and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(h) There are no Tax sharing agreements or similar arrangements (including Tax indemnity arrangements), other than customary commercial financing agreements or Contracts entered into in the ordinary course of business consistent with past practice, the primary purpose of which is unrelated to Taxes and which do not result in a payment in respect of Taxes owed by another party, with respect to or involving the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction (x) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the Offer or the Merger and (y) which treats the transfer of an interest (resulting from the Offer or the Merger) in an entity that owns an interest in real property as a transfer of the interest in real property.

(j) Neither the Company nor any of its Subsidiaries (i) is or has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) (other than a direct or indirect Subsidiary of the Company for which the Company has properly filed Forms 5471 and which were listed in the Company’s Subsidiary Organization Chart made available to Parent); (ii) is or has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) is or has engaged in a trade or business, has or had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(k) No foreign Subsidiary of the Company (i) has or has had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected or could reasonably be expected to have subjected it to United States federal, state or local Tax; (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; (iii) is or was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a); (iv) holds assets which constitute U.S. property within the meaning of Section 956 of the Code; or (v) has recognized a material amount of Subpart F income as defined in Section 952 of the Code during the three preceding taxable years.

(l) Section 5.16(l) of the Company Disclosure Schedule contains a list of each Tax Grant. The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of the Company or any of its Subsidiaries for any Tax Grant.

Section 5.17. Employee Benefit Plans.

(a) Section 5.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, individual consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance or termination benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Subsidiary and covers any current or former employee, consultant or director of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof), or under which the Company or any Subsidiary has any current or contingent obligation or liability. Complete and accurate copies of each Company Employee Plan listed on Section 5.17(a) of the Company Disclosure Schedule (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, and descriptions of all material terms of any plan that is not in writing, have been furnished or made available to Parent together with (i) the most recent annual reports and Tax Returns (and all schedules thereto), if any, required by be filed with the Internal Revenue Service with respect to each Company Employee Plan, (ii) the most recently received Internal Revenue Service determination letter, if any, issued with respect to each Company Employee Plan that is intended to qualify under Section 401(a) of the Code, and (iii) all other filings and material correspondence with any Governmental Authority with respect to each Company Employee Plan.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past sponsored, maintained or contributed or been obligated to contribute to, any Company Employee Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any defined benefit plan, any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, or any “multiple employer plan” within the meaning of Section 413(c) of the Code.

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is permitted to rely on a favorable opinion letter, in either case, that has not been revoked, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the Knowledge of the Company, there is no reason why any such determination letter would reasonably be expected to be revoked or not be issued. Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to adversely affect the exempt status of any such trust. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Employee Plan.

(d) Each Company Employee Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all Applicable Law, including ERISA and the Code, which are applicable to such Company Employee Plan. The Company and each of its Subsidiaries have performed all material obligations required to be performed by it under all Company Employee Plans. No events have occurred with respect to any Company Employee Plan that could result in a material payment or assessment by or against the Company of any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) To the Knowledge of the Company, no Company Employee Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Authority.

(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to any pay or benefits under any Company Employee Plan; (ii) accelerate the time of payment or vesting of any compensation or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; or (iv) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Company Employee Plan.

(g) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, (i) would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby (either alone or together with any other event), or (ii) could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code or result in excise Tax under Section 4999 of the Code. There is no employee plan, arrangement or other Contract by which the Company or any of its Subsidiaries is bound to compensate any employee for excise Taxes paid pursuant to Section 4999 of the Code.

(h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

(i) There is no material action, suit, investigation, audit or other Proceeding (other than an investigation or audit) pending, and to the Knowledge of the Company, there is no investigation or audit pending against or involving or, to the Knowledge of the Company, threatened against or involving any Company Employee Plan before any arbitrator or any Governmental Authority.

(j) Each Company Employee Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times, been administered and documented in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, in all cases so that the additional Tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder. No Company Employee Plan, arrangement or other Contract provides a gross-up or other indemnification for any Taxes that may be imposed for failure to comply with the requirements of Section 409A of the Code.

(k) Each Company Stock Option was granted with a per share exercise price that is not less than the fair market value of a share of Company Common Stock on the Grant Date as determined in accordance with Section 409A of the Code and is exempt from the additional Tax and interest described in Section 409A(a)(1)(B) of the Code. Each Company RSU is exempt from Section 409A of the Code. Each Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(l) Each material International Plan is listed on Section 5.17(l) of the Company Disclosure Schedule. With respect to each International Plan, (i) such International Plan is in material compliance with the Applicable Law of each jurisdiction in which such International Plan is maintained, (ii) all material contributions to, and material payments from, such International Plan which may have been required to be made in accordance with the terms of such International Plan, and, when applicable, the Applicable Law of the jurisdiction in which such International Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such International Plan, and all payments under such International Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company, each Subsidiary and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements with respect to such International Plan, and such International Plan has obtained from the Governmental Authority having jurisdiction with respect to such International Plan any required determinations that such International Plan is in compliance in all material respects with the Applicable Law of the relevant jurisdiction if such determinations are required in order to give effect to such International Plan, (iv) such International Plan has been maintained and administered in all material respects at all times in accordance with its terms and all Applicable Law, (v) to the Knowledge of the Company, there are no pending investigations by any Governmental Authority involving such International Plan, and no pending claims (except for claims for benefits payable in the normal operation of such International Plan), suits or other Proceedings (other than an investigation or audit), and to the Knowledge of the Company, investigation or audit against such International Plan or asserting any rights or claims to benefits under such International Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such International Plan, and

(vii) except as required by Applicable Law, no condition exists that would prevent the Company from terminating or amending any International Plan at any time for any reason in accordance with the terms of each such International Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). The benefits available under all International Plans in the aggregate do not provide materially greater benefits to employees of the Company participating in such plans than the benefits available under the Company Employee Plans for employees of the Company in the United States. No International Plan has material unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.

(m) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries at or following the Effective Time.

Section 5.18. Labor and Employment Matters.

(a) Section 5.18(a) of the Company Disclosure Schedule lists, as of December 2, 2021, the names and current position, annual salary rates or current hourly wages, bonus opportunity, hire date, credited service, accrued vacation or paid-time-off, principal work location and leave status of all employees of the Company as of such date and each of its Subsidiaries and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position or any similar Applicable Law regarding wages, hours of work and/or overtime applicable to employees located outside of the United States.

(b) Neither the Company nor any of its Subsidiaries is or was a party to, bound by or subject to, or is currently negotiating, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. There is or are no (i) material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding involving the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, picketings, negotiated industrial actions, work stoppages or threats thereof by or with respect to such employees, in each case, pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and during the last three (3) years there has not been any such action. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, nor any grievances, complaints, claims or other Proceedings (other than investigations or audits), in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees of the Company or any of its Subsidiaries.

(c) Since January 1, 2018, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 in respect of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law.

(d) Section 5.18(d) of the Company Disclosure Schedule contains a list of all independent contractors, consultants, agents or agency employees currently engaged by the Company and each of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such individual, as of the date of this Agreement. Except as set forth in Section 5.18(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary thereof engages or retains any independent contractors, consultants, agents or agency employees as of the date of this Agreement.

(e) The Company is in compliance in all material respects with all Applicable Law respecting employment including discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended, and any similar Applicable Law), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(f) The compensation committee of the Company Board (each member of which the Company Board has determined is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) has: (i) at a meeting duly called and held, duly adopted resolutions approving each employment, compensation severance and employee benefit agreement, arrangement or understanding entered into on or before the date hereof by the Company or any of its Affiliates with current or future directors, officers or employees of the Company and its Affiliates as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act; and (ii) taken all other actions and made all other determinations necessary or advisable to ensure that any such arrangements fall within the safe harbor provisions of Rule 14d-10(d).

Section 5.19. Insurance Policies. Section 5.19 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect and not voidable. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy. Section 5.19 of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries between the Company Balance Sheet Date and the date of this Agreement. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for any material insurance claim not listed on Section 5.19 of the Company Disclosure Schedule.

Section 5.20. Environmental Matters.

(a) No notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (other than an investigation or audit) is pending, and to the Knowledge of the Company, no investigation or audit, is pending and, to the Knowledge of the Company, none of the foregoing is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(b) The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company.

(c) There has been no release by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other Person, for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Applicable Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

(d) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability or obligation.

(e) For purposes of this Section 5.20, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 5.21. Intellectual Property and Information Technology.

(a) Section 5.21(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Products.

(b) The Company and its Subsidiaries own or otherwise hold all rights in all Company IP necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted (the “Necessary IP”), free and clear of any Liens (other than Permitted Liens). The consummation of the transactions contemplated by this Agreement will not materially (i) alter, restrict, encumber, impair or extinguish any rights in any Necessary IP, or (ii) result in the creation of any Lien with respect to any of the Company IP (other than Permitted Liens).

(c) Section 5.21(c) of the Company Disclosure Schedule lists and describes the status, as of the date of this Agreement, of (i) each Proceeding (other than an investigation or audit), (ii) each written communication related to a threatened Proceeding (other than an investigation or audit), and (iii) to the Knowledge of the Company, each other threatened Proceeding (other than an investigation or audit), in each case which threat was received in the last three (3) years prior to the date of this Agreement alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or by any Company Products, or challenging the scope, ownership, validity, or enforceability of any Company Owned IP or of the Company and its Subsidiaries’ rights under Company Licensed IP that is Necessary IP, regardless of whether such Proceeding or threatened Proceeding has been settled, withdrawn or otherwise resolved. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person or, except in connection with the Proceedings set forth on Section 5.21(c) of the Company Disclosure Schedule, received any notice of alleged infringement or potential infringement of any such rights.

(d) (i) No Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Products or other products or services utilizing Company Owned IP, in each case other than (A) Company Licensed IP that is licensed non-exclusively to the Company or its Subsidiaries and is incorporated or embodied in Company Products (but for clarity not the Company Products themselves) and (B) non-exclusive distributors or resellers of Company Products engaged by the Company or any of its Subsidiaries in the ordinary course of business, and (ii) there are no restrictions binding on the Company or any Subsidiary respecting the disclosure, use, license, transfer or other disposition of any Company Owned IP or Company Products (other than license restrictions set out in the license agreements entered into by the Company and its Subsidiaries in the ordinary course of business for Company Licensed IP that is incorporated or embodied in the Company Products).

(e) Section 5.21(e)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Registered IP. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect all Company Registered IP other than Company Registered IP that the Company or its Subsidiaries have made the affirmative business decision to abandon or cancel, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and recording all assignments (and licenses where required) of the Registered IP with the appropriate Governmental Authorities. Section 5.21(e)(ii) of the Company Disclosure Schedule includes a true and complete list as of the date of this Agreement of all material actions that must be taken within three hundred sixty five (365) calendar days of the date hereof with respect to any of the Company Registered IP. The Company and each of its Subsidiaries have complied in all material respects with all applicable notice and marking requirements for the Company Registered IP. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Company, none of the Company Registered IP is invalid or unenforceable.

(f) The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, to the Knowledge of the Company, the Company and its Subsidiaries have not made any of their material trade secrets or other material confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(g) The Company and its Subsidiaries have obtained from all parties (including employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any material Company Owned IP or any Company Product, valid and enforceable written assignments of any such Intellectual Property, work, invention, improvement or other rights to the Company and its Subsidiaries and have made available true and complete copies of the Company’s and its Subsidiaries’ current standard forms of such assignments to Parent. No employee, consultant or former consultant of the Company or any of its Subsidiaries has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company or any of its Subsidiaries. All amounts payable by the Company or any of its Subsidiaries to consultants and former consultants have been paid in full, other than current accounts payable that are not delinquent.

(h) Section 5.21(h) of the Company Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of (i) all material third-party Intellectual Property (other than Third Party Software and Third Party Hardware) sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company Product currently under development) and (ii) all other material third-party Intellectual Property (other than Third Party Software and Third Party Hardware) used or held for use for any purpose by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole

(i) Section 5.21(i) of the Company Disclosure Schedule contains a complete and accurate list of all material Third Party Software, setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all Contracts, licenses and other agreements pursuant to which the Company or any of its Subsidiaries holds rights to such item, (iv) the Company Product(s), including version numbers, to which such item relates, if any, (v) whether such item is used internally by or on behalf of the Company or any of its Subsidiaries, (vi) whether such item is distributed by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component) and, if so, whether such item is distributed in source, binary or other form, (vii)

whether such item is hosted, offered as a service or made available in a service bureau or in any similar manner by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component), (viii) whether the Company or any Subsidiary permits any Third Party to host, offer as a service or make available in a service bureau or in any similar manner such item (whether on a standalone basis or as an embedded or bundled component), (ix) whether such item has been modified by or on behalf of the Company or any of its Subsidiaries, (x) whether such item is used by or on behalf of the Company or any of its Subsidiaries to generate code or other material, and if so, a description (consistent with the disclosure requirements under clauses (v) through (ix) above) of the use, modification, hosting and/or distribution of such generated code or other material, (xi) a summary of the Company’s and its Subsidiaries’ payment history in respect of such item, as well as a summary of anticipated future payments in respect of such item, including license fees, renewal fees, maintenance fees, support fees and royalties, (xii) whether such item is used, held for use or required (or generates code or other material that is used, held for use or required) to satisfy any obligation under any support agreement or maintenance agreement, and (xiii) any rights by a Third Party to audit or review any financial, license or royalty information, if any, with respect thereto. For purposes of this Section 5.21(i), Company Product includes any Company Product under development. Neither the Company nor any of its Subsidiaries has been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company or any of its Subsidiaries hold rights to any Third Party Software, nor received any notice of intent to conduct any such audit. Neither the Company nor any Subsidiary has incorporated into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (A) require any Company IP to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company IP or (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company IP and neither the Company nor any of its Subsidiaries has any plans to do any of the foregoing. All information set forth in Section 5.21(i) of the Company Disclosure Schedule is true and complete.

(j) The Company Products do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Company Products by or for the Company or any of its Subsidiaries or its respective authorized users, or any other associated Software, firmware, hardware, computer system or network (including what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”).

(k) Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned IP to any other Person, (ii) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes, or (iii) granted any Third Party the right to access or use any source code other than upon the occurrence of specified release events pursuant to a written source code escrow agreement, and no such release event has ever occurred or been claimed to have occurred.

(l) None of the Company’s or any of its Subsidiaries’ agreements (including any agreement for the performance of professional services by or on the behalf of the Company or any of its Subsidiaries) confers upon any Person other than the Company or any of its Subsidiaries any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such agreement.

(m) No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP or any portion of a Company Product that is not licensed to the Company or one of its Subsidiaries from a Third Party that is not an educational institution or Governmental Authority. Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any Third Party any license or right to such Company IP. Section 5.21(m) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) any and all grants and similar funding received by the Company or any of its Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (ii) any standards bodies or similar organizations of which the Company or any of its Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor.

(n) The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no Person has gained unauthorized access to or otherwise interfered with the operation of any IT Asset. In all matters related to the business of the Company and its Subsidiaries, the Company and each of its Subsidiaries has implemented and followed reasonable security, backup and disaster recovery processes consistent with applicable industry best practices.

(o) Data Protection.

(i) Since January 1, 2018 the Company and its Subsidiaries have complied in all material respects with, and have not received written notice that they or any of their respective customers, subcontractors or partners have failed to comply in any material respect with any: (A) applicable Data Protection Requirements; (B) privacy policies of the Company or any of its Subsidiaries, or of any of their respective customers, subcontractors or partners, or of any other Person (to the extent that the Company or any of its Subsidiaries is or has been contractually or otherwise bound by such privacy policies); (C) data and information security programs, policies and procedures of the Company or any of its Subsidiaries, or of any other Person (to the extent that the Company or any of its Subsidiaries is contractually or otherwise bound by such data or information security programs); or (D) the terms of use and terms of service of the Company and each of its Subsidiaries or of any other Person (to the extent that the Company or any of its Subsidiaries is contractually or otherwise bound by such terms or use or terms of service).

(ii) Where required to do so pursuant to any of the terms of use, terms of service or data privacy or protection policy of any customer, partner or Third-Party Platform, in each case, to the extent binding upon the Company or any of its Subsidiaries, the Company and each of its Subsidiaries has at all times required, via written Contracts with customers, partners and subcontractors, that such customers, partners and subcontractors comply with applicable privacy and data protection policies, terms of use and terms of service of such customer, partner or Third-Party Platform.

(iii) Neither the Company nor any of its Subsidiaries uses, or since January 1, 2018 has used, web scraping, bots, spiders or similar methods or technology to collect data from the websites, online services or applications of any other Person.

(iv) The consummation of the transactions contemplated by this Agreement will not result in the Company, any of its Subsidiaries, Merger Subsidiary, Parent, Ultimate Parent or any Affiliate of Parent or Ultimate Parent being in material breach of any applicable Data Protection Requirements.

(v) The systems, products and services of the Company and each of its Subsidiaries are adequate and sufficient in all material respects to meet the requirements of all applicable Data Protection Requirements with respect to the protection of the privacy and confidentiality of all Personal Data and Tracking Data present, stored, used or Processed in connection with such systems, products or services

(vi) The Company and each of its Subsidiaries have at all times taken all steps reasonably necessary to ensure that all Personal Data and Tracking Data is protected against loss, destruction or damage and against unauthorized access, use, modification, disclosure or other misuse and there has been no material loss, destruction or damage of or unauthorized access to or other misuse of Personal Data or Tracking Data.

(vii) Since January 1, 2018 neither the Company nor any of its Subsidiaries has been involved in or the subject of any Proceedings (other than investigations or audits) or, to the Knowledge of the Company, investigations or audits related to the Company or any of its Subsidiaries’ violation of any Data Protection Requirements or has received written notice of any Proceedings related to the Company or any of its Subsidiaries’ violation of any Data Protection Requirements, and neither the Company nor any of its Subsidiaries has, prior to January 1, 2018, ever been involved in or the subject of, any Proceedings (other than investigations or audits) or, to the Knowledge of the Company, investigations or audits related to any Data Protection Requirements. The Company and each of its Subsidiaries is not currently party to any consent order, consent decree, settlement or other similar agreement regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Tracking Data or Personal Data, or Data Protection Requirements.

(viii) Since January 1, 2018, no material breach, security incident or violation of any data security policy in relation to any Personal Data or Tracking Data held by the Company or any of its Subsidiaries has occurred or is threatened, and there has been no material unauthorized or illegal Processing of any Personal Data or Tracking Data held by the Company or any of its Subsidiaries. No circumstance has arisen in which Data Protection Requirements would require the Company or any of its Subsidiaries to notify a Governmental Authority or any other Person of a data security breach, security incident or violation of any data security policy.

(p) Section 5.21(p) of the Company Disclosure Schedule contains a complete and accurate list of all Third Party Hardware, setting forth for each such item (i) the name and version of such item, (ii) the name of the owner, supplier, original manufacturer, and/or licensor of, and the manufacturer’s part number for, such item, (iii) all licenses and other Contracts pursuant to which the Company or any of its Subsidiaries holds or obtains rights to such item, (iv) the Company Product(s), including version numbers, to which such item relates, if any, (v) a description of the nature and function of such item, (vi) whether such item is used internally by or on behalf of the Company or any of its Subsidiaries, (vii) whether such item is distributed by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an integrated, embedded or bundled component), (viii) whether such item is hosted, co-located, or used in connection with hosting, service bureau or in any similar manner by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an integrated, embedded or bundled component), (ix) whether the Company or any of its Subsidiaries permits any third party to host, co-locate, or use in connection with hosting, service bureau or in any similar manner such item (whether on a standalone basis or as an integrated, embedded or bundled component), (x) whether such item has been modified by or on behalf of the Company or any of its Subsidiaries, (xi) whether such item is used by or on behalf of the Company or any of its Subsidiaries to design, assemble or test any Company Product or generate code or other material, and if so, a description (consistent with the disclosure requirements under clauses (vi) through (x) above) of the use, modification, hosting and/or distribution of such generated code or other material, (xii) a summary of the Company’s and its Subsidiaries’ payment history in respect of such item, as well as a summary of anticipated future payments in respect of such item, including license fees, renewal fees, maintenance fees, support fees and royalties, (xiii) whether such item is used, held for use or required (or generates code or other material that is used, held for use or required) to satisfy any obligation under any support agreement, (xiv) any rights by a third Person to audit or review any financial, license or royalty information, if any, with respect thereto, (xv) whether such item is sole or single sourced and an assessment of the difficulty of replacing the item, (xvi) a description of the impact on the business of the Company if the Company and its Subsidiaries could no longer use, access, or provide such item to any third Person, (xvii) whether the Company or any of its Subsidiaries has received any notice of planned end-of-life in connection with such item and (xviii) whether there have been any quality failures in connection with such item during the past twelve (12) months, and if so, a description of such failures and the scope of impact, remedial steps taken and planned and current status. For purposes of this Section 5.21(p), “Company Product” includes any Company Product under development. Neither the Company nor any of its Subsidiaries has been subjected to an audit of any kind in connection with any license or other Contract pursuant to which the Company or any of its Subsidiaries hold or obtain rights to any Third Party Hardware, nor received any notice of intent to conduct any such audit. All information set forth on Section 5.21(p) of the Company Disclosure Schedule is true and complete.

Section 5.22. FDA Compliance; Regulatory Permits; Restrictions.

(a) Since January 1, 2018, the Company and its Subsidiaries have been in material compliance with all Applicable Laws (including the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §321 et. seq. and the rules and regulations, and orders administered or issued by the U.S. Food and Drug Administration (the “FDA”) and any other Applicable Law administered or promulgated by a Regulatory Agency, including any Applicable Law regarding investigational device exemptions, facility registration and device listing, premarket approval, 510(k) clearance, de novo request, the Quality System Regulation, medical device reporting, corrections and removals, recalls, product labeling, promotional materials and advertising, supplier qualification, purchasing controls, product testing, and all other applicable state or federal Health Care Laws, including equivalent Applicable Laws in the EU and in its Member States). To the Knowledge of the Company, there is no agreement, judgment, injunction, Order or decree binding upon the Company or any of its Subsidiaries or any of its or their respective directors, officers or employees that would reasonably be expected to have the effect of (i) prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, (ii) impairing the ability of the Company or any of its Subsidiaries to comply with or perform any covenant or obligation under this Agreement or (iii) preventing, materially delaying, making illegal or otherwise interfering with the Offer, the Merger or any of the other transactions contemplated hereby.

(b) There is no Proceeding (other than an investigation or audit) and, to the Knowledge of the Company, there is no investigation or audit pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by the Company or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (as amended), the FDA regulations adopted thereunder or any other similar Applicable Law administered or promulgated by the FDA or other comparable Governmental Authority (a “Regulatory Agency”).

(c) Each of the Company and its Subsidiaries holds all clearances, approvals, authorizations, licenses, registrations, certificates of conformity, permits or certifications or exemptions (including 510(k) premarket notification and investigational device exemptions) issuable by any Regulatory Agency (any third-party acting on behalf of a Regulatory Agency such as Notified Bodies) that are required to conduct the businesses of the Company or such Subsidiary as currently conducted, and, as applicable, to the research, development, clinical testing, manufacturing, processing, marketing, distribution and importation or exportation, as currently conducted, of any FDA Products (collectively, the “Company Regulatory Permits”), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Section 5.22(c) of the Company Disclosure Schedule contains a complete and correct list of all such Company Regulatory Permits, including their respective dates of issuance and expiration. Since January 1, 2018, the Company and its Subsidiaries have fulfilled all material obligations under each such Company Regulatory Permit, and no event has occurred that would constitute a violation or cause the revocation, suspension, restriction or termination of any such Company

Regulatory Permit, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2019, no such Company Regulatory Permit has been or, to the Knowledge of the Company, is threatened to be (i) revoked, withdrawn, suspended, restricted, cancelled or terminated or (ii) modified in any adverse manner, except, in the case of each of clauses (i) and (ii), as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. The Company or one of its Subsidiaries is the sole and exclusive owner of all such Company Regulatory Permits. Each third party that is a supplier, manufacturer, or contractor for the Company or any of its Subsidiaries is in material compliance with all Applicable Laws administered or issued by the FDA or comparable Governmental Authorities to the extent they pertain to the manufacture of the Company’s or any of its Subsidiaries’ FDA Products and services or FDA Product components for the Company or any of its Subsidiaries, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(d) Since January 1, 2018, each of the Company and its Subsidiaries has taken steps to ensure that any new Company Regulatory Permit required under Applicable Laws to continue selling any FDA Product is obtained in a timely manner to avoid market disruption, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received written notice of any adverse inspectional finding, data integrity review, investigation, penalty, fine, reprimand, sanction, assessment, request for corrective or remedial action, warning letter, regulatory letter, regulatory meeting, untitled letter, FDA Form 483, product import alert, detention or seizure, civil or criminal penalty or other compliance or enforcement notice, communication, or correspondence from the FDA or any other Governmental Authority (including any notified body) related to any business of the Company or any of its Subsidiaries or any FDA Product, that has been, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, since January 1, 2019, neither the Company nor its Subsidiaries has received any information regarding any material facts or circumstances that may establish any reasonable basis for any civil or criminal judicial, administrative or regulatory action, Form FDA-483 inspectional observations, untitled letter, “it has come to our attention” letter, notice of violation letter, warning letter or similar communication from the FDA or any other comparable Governmental Authority and, to the Knowledge of the Company, no such facts or circumstances exist. To the Knowledge of the Company, no director, officer, employee, consultant or agent of the Company or any of its Subsidiaries has been (i) convicted of any crime or, engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a, (ii) excluded, suspended or been otherwise determined to be, or identified as, ineligible to participate in any Federal Health Care Program or procurement or nonprocurement program of any Governmental Authority or (iii) convicted of any offense or engaged in any conduct for which such exclusion or suspension is authorized by 42 U.S.C.§§ 1320a-7, 1320a-7a. To the Knowledge of the Company, no debarment or exclusionary claim, action, proceeding or investigation in respect of the business or FDA Products of the Company or any of its Subsidiaries is pending or threatened against the Company or any of its Subsidiaries or any of its or their respective officers, directors, employees or agents. To the Knowledge of the Company, no director, officer, employee, consultant or agent of the Company or any of its Subsidiaries has engaged in any activity which is prohibited, or is cause for civil penalties, or grounds for mandatory or permissive exclusion, debarment or suspension pursuant to any of the foregoing authorities.

(e) Since January 1, 2018, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its or their respective employees, agents or Affiliates has: (i) made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority, or in any record or documentation prepared or maintained to comply with the applicable Health Care Laws, with respect to the business of the Company or any its Subsidiaries or any FDA Product; (ii) failed to disclose a material fact required to be disclosed to any Governmental Authority; or (iii) been investigated by the FDA, the National Institutes of Health, the Office of the Inspector General for the Department of Health and Human Services, the Department of Justice or any other comparable Governmental Authority for data or healthcare program fraud. Since January 1, 2018, none of the Company or any of its Subsidiaries or any of its or their respective officers or directors has made or offered any payment, gratuity or other thing of value that is prohibited by any Health Care Law to personnel of the FDA or any other Governmental Authority.

(f) Since January 1, 2019, to the Knowledge of the Company, no FDA Product manufactured, sold or delivered by the Company or any of its Subsidiaries has been misbranded or adulterated in violation of 21 U.S.C. § 331, and there has been no recall, withdrawal, field notification or seizure of any such FDA Product, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2019, to the Knowledge of the Company, none of the FDA Products of the Company or any of its Subsidiaries has been proposed, requested, ordered, threatened or considered for a seizure, denial, detention, termination, suspension of manufacturing or marketing, import alert or safety alert by the FDA or any other Governmental Authority. Since January 1, 2019, neither the Company nor any of its Subsidiaries has, either voluntarily or at the request of the FDA or any other Governmental Authority, initiated or conducted a recall or market withdrawal of any FDA Product or issued a field notification, safety alert, warning or “dear doctor” letter or received a written request or demand from the FDA or any other Governmental Authority for such action, (each, a “Post-Market Action”). To the Knowledge of the Company, there are no facts or circumstances reasonably likely to cause any such Post-Market Action. Since January 1, 2019, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Governmental Authority that it has commenced or threatened to initiate any investigation or other enforcement action to enjoin or place restrictions on the production of any FDA Product of the Company or any of its Subsidiaries. Since January 1, 2018, neither the Company nor any of its Subsidiaries has been restrained in its ability to develop, manufacture, process, distribute, supply, import, market or sell any of the FDA Products of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has conducted any clinical studies in the United States or sponsored the conduct of any clinical research in the United States.

(h) Neither the Company nor any of its Subsidiaries is the subject of any pending or threatened investigation in respect of its business or FDA Products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto. Neither the Company nor any of its Subsidiaries has committed any act, made any statement or failed to make any statement, in each case in respect of its business or FDA Products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.

(i) Since January 1, 2017, each of the Company and its Subsidiaries has designed, developed, and maintained its software FDA Products in accordance with international standards for cybersecurity in medical devices, including the adoption of risk management principles consistent with AAMI TIR57: Principles for medical device security—Risk management and has implemented an effective cybersecurity vulnerability and management program, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.23. Health Care Regulatory.

(a) Since January 1, 2017, the Company and its Subsidiaries have operated in material compliance with all Health Care Laws, and no officer, director or employee of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any consultant or agent has engaged in any act on behalf of the Company or any of its Subsidiaries that violates any Health Care Law.

(b) Since January 1, 2017, all Contracts with, and participation by the Company or any of its Subsidiaries in joint ventures and other business relationships with, potential customers, prescribers, third-party payers or other sources of orders or referrals, including consulting, speaker, development, sponsorship, grant and royalty agreements with, and training events for, physicians, other health care professionals or providers, governmental representatives or health care organizations, have complied in all material respects with all Health Care Laws.

(c) There is no pending Proceeding (other than an investigation or audit and, to the Knowledge of the Company no investigation or audit) or, to the Knowledge of the Company, threatened Proceeding , audit or recoupment by or before any Governmental Authority with respect to any alleged violation by the Company or any of its Subsidiaries of any Health Care Law and, to the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to give rise to any such Proceeding, audit or recoupment.

(d) Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, deferred or non-prosecution agreement or similar agreement with or imposed by any Governmental Authority.

(e) Since January 1, 2017, all material documents, reports and notices required to be maintained or filed with any Governmental Authority by the Company or any of its Subsidiaries with respect to any Health Care Law have been so maintained or filed on a timely basis, and were complete and accurate in all material respects as of the date of filing. No such filing with any Governmental Authority contains any statement or information that, as of the date such filing was made, was (expressly or due to omission of material information or any other error) materially false or misleading.

Section 5.24. Properties.

(a) (i) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and material tangible assets and (ii) all such assets and real properties, other than assets and real properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b) Section 5.24(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property, if any, currently owned in fee by the Company or any of its Subsidiaries (each, an “Owned Real Property”). Section 5.24(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries in respect of which the Company or any of its Subsidiaries has annual rental obligations of $150,000 or more (each, a “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) current rent amounts payable by the Company or its Subsidiaries related to such Leased Real Property and (iv) a description of the applicable lease, sublease or other agreement therefore and any and all amendments, modifications, side letters relating thereto. All of the leases, subleases and other agreements (each, a “Lease Agreement”) of the Leased Real Property are valid, binding and in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence on account of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. No Lease Agreement is subject to any Lien, other than Permitted Liens, including any mortgage, pledge, lien, encumbrance, sublease, assignment, license or other agreement granting to any Third Party any interest in the Company’s or its applicable Subsidiary’s interest in such Lease Agreement. The Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a material default or breach by any party under any Lease Agreement.

(c) With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Owned Real Property and the Leased Real Property.

Section 5.25. Inventory. Except for any reserves set forth in the Company Balance Sheet, all of the inventory of the Company and its Subsidiaries, wherever located, is in good condition, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at customary gross margins consistent with the past practices of the Company. Neither the Company nor any of its Subsidiaries owns any inventory or is in possession of any inventory not owned by the Company or one of its Subsidiaries, including goods already sold. The value of all items of obsolete and of below standard quality has been written down to the net realizable value or adequate reserves have been provided therefor.

Section 5.26. Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of the Company Common Stock, or director or Executive Officer of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, Executive Officer or director (other than compensation arrangements), and (ii) no event has occurred since January 1, 2017 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 5.27. Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a) The Company and its Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

(b) Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Representative of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries corruptly or otherwise illegally offered or gave anything of value to: (i) any official, employee or representative of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Authority, any political party or official thereof, or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist in obtaining or retaining business or to secure an improper business advantage; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(c) There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

Section 5.28. Customers, Suppliers, Recalls.

(a) Between the Company Balance Sheet Date and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Customer, or (ii) any change in any material term (including credit terms) of the sales agreements or related arrangements with any Major Customer. During the three (3) years preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written customer complaint concerning its products and services, nor has it had any such products returned by a purchaser thereof, other than complaints seeking repair or replacement made in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Between the Company Balance Sheet Date and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Supplier, or (ii) any change in any material term (including pricing or credit terms) of the supply agreements or related arrangements with any Major Supplier.

(c) No Company Product has been the subject of any voluntary or involuntary recall, market withdrawal, safety alert or similar action and no event has occurred, and, to the Knowledge of the Company, no condition or circumstance exists, that might reasonably be expected to (with or without notice or lapse of time or both) directly or indirectly give rise to or serve as a basis for any such recall or similar action relating to any Company Product. To the Knowledge of the Company, no component, assembly, part, product or other hardware purchased, licensed, leased or otherwise acquired or obtained from any manufacturer, supplier or other Person and incorporated into any Company Product has been or is subject to any voluntary or involuntary recall, market withdrawal, safety alert or similar action.

Section 5.29. Finders’ Fees.

(a) Except for Goldman Sachs & Co. LLC and Centerview Partners LLC, a copy of whose respective engagement agreements (and all indemnification and other agreements related to such engagement) have been made available to Parent, there is no Advisor of or to the Company or any of its Subsidiaries or Affiliates (each such Advisor, a “Company Advisor”), and there is no officer or director of the Company or any of its Subsidiaries or Affiliates, who might be entitled to any banking, broker’s, finder’s, success, completion or similar fee or commission in connection with: (i) this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement; or (ii) any other change in control of the Company or any of its Subsidiaries or the sale, transfer or disposition of any assets of the Company or any of its Subsidiaries.

(b) The Company does not anticipate that the fees and expenses of the Company Advisors incurred or to be incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement will exceed the aggregate fees and expenses set forth in Section 5.29(b)(i) of the Company Disclosure Schedule. Except as expressly provided by the terms of a written agreement between the Company or any of its Subsidiaries and a Company Advisor that is listed in Section 5.29(b)(ii) of the Company Disclosure Schedule and has been made available to Parent, no Company Advisor will be entitled to any fee, expense or other amount from the Company or any Subsidiary or other Affiliate of the Company in connection with this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement that includes any premium or is based in whole or in part on any fee, expense or other amount for any prior services performed by a Company Advisor that are unrelated to this Agreement or that was previously discounted or waived by such Company Advisor. Except for Goldman Sachs & Co. LLC and Centerview Partners LLC, or as set forth in the engagement letters listed in Section 5.29(b)(ii) of the Company Disclosure Letter, there is no fee, expense or other amount payable to a Company Advisor contractually due upon completion of the Offer, the Merger or any of the other transactions contemplated by this Agreement or any other change in control of the Company or any of its Subsidiaries or the sale, transfer or disposition of any of the assets of the Company or any of its Subsidiaries.

Section 5.30. Opinion of Financial Advisor.

(a) The Company’s financial advisor, Goldman Sachs & Co. LLC, rendered to the Company Board its oral opinion, to be subsequently confirmed by delivery of a written opinion that, as of the date of such advisor’s opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by such advisor in preparing its opinion, the Offer Price to be paid to the holders (other than Ultimate Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement was fair from a financial point of view to such holders. A signed copy of such written opinion has been delivered to Parent promptly after the date hereof for information purposes only.

(b) The Company’s financial advisor, Centerview Partners LLC, rendered to the Company Board its oral opinion, to be subsequently confirmed by delivery of a written opinion that, as of the date of such advisor’s opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by such advisor in preparing its opinion, the Offer Price to be paid to the holders of shares of Company Common Stock (other than (i) shares of Company Common Stock held by the Company as treasury stock or owned by Ultimate Parent, Parent, Merger Subsidiary or any Subsidiary of the Company immediately prior to the Effective Time and (ii) Dissenting Shares) pursuant to this Agreement was fair, from a financial point of view, to such holders. A signed copy of such written opinion has been delivered to Parent promptly after the date hereof for information purposes only.

Section 5.31. Antitakeover Statute; No Rights Plan.

(a) The Company and the Company Board have taken all action necessary to exempt the Offer, the Merger, this Agreement, the Tender and Support Agreements and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of Delaware Law. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law applies to the Offer, the Merger, this Agreement, the Tender and Support Agreements or any of the other transactions contemplated hereby or thereby, including any antitakeover Applicable Law that would limit or restrict Parent of any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Offer and the Merger.

(b) The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 5.32. Intent to Tender. The Company has been advised and believes in good faith that all of its directors and executive officers currently intend to tender all of their shares of Company Common Stock pursuant to the Offer.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 6.01. Corporate Existence and Power. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Ultimate Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Ultimate Parent, Parent and Merger Subsidiary has all limited liability company or corporate, as the case may be, powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 6.02. Corporate Authorization. Each of Ultimate Parent, Parent and Merger Subsidiary has all requisite limited liability company or corporate, as the case may be, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Ultimate Parent, Parent and Merger Subsidiary of this Agreement and the consummation by Ultimate Parent, Parent and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or corporate, as the case may be, action on the part of Ultimate Parent, Parent and Merger Subsidiary (subject to, in the case of the Merger, obtaining the vote or consent of Parent as the sole stockholder of Merger Subsidiary). This Agreement constitutes a valid and binding agreement of each of Ultimate Parent, Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 6.03. Governmental Authorization. The execution, delivery and performance by Ultimate Parent, Parent and Merger Subsidiary of this Agreement and the consummation by Ultimate Parent, Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Ultimate Parent or Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act, (B) the Foreign Competition Laws, and (C) the Foreign Direct Investment Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, (iv) compliance with any applicable requirements of the NISPOM and any other applicable national or industrial security regulations, and (v) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Ultimate Parent’s ability to perform its obligations hereunder and Parent’s and Merger Subsidiary’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

Section 6.04. Non-contravention. The execution, delivery and performance by Ultimate Parent, Parent and Merger Subsidiary of this Agreement and the consummation by Ultimate Parent, Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Ultimate Parent or Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Ultimate Parent, Parent, Merger Subsidiary or any other Subsidiary of Ultimate Parent or Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 6.05. Disclosure Documents. None of the information provided by Ultimate Parent, Parent or Merger Subsidiary specifically for inclusion in the Offer Documents or any amendment or supplement thereto, at the time the Offer Documents or any amendment or supplement thereto is filed with the SEC or at the Acceptance Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except where the inclusion of such untrue statement of omission of such material fact will not have a material adverse effect on Merger Subsidiary’s ability to purchase and pay for the shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer, or the timing thereof, or upon Merger Subsidiary’s, Parent’s or Ultimate Parent’s ability to timely perform their obligations hereunder. The representations and warranties contained in this Section 6.05 will not apply to statements or omissions included in the Offer Documents or any amendments or supplements thereto based upon information furnished to Parent in writing by the Company specifically for use therein.

Section 6.06. Financing. At the Closing, Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to pay the aggregate Offer Consideration and the aggregate Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

Section 6.07. Ownership of Company Common Stock. Neither Parent nor Merger Subsidiary owned, immediately prior to the meeting of the Company Board at which this Agreement was first approved, any shares of Company Common Stock.

Section 6.08. Litigation. As of the date hereof, there is no Proceeding (other than an investigation or audit) or, to the knowledge of Ultimate Parent, Parent or Merger Subsidiary, investigation or audit pending against or to the knowledge of Parent, threatened against, Parent, the Ultimate Parent or any of their respective Subsidiaries that would reasonably be expected to prevent, materially delay or materially impair Parent’s, the Ultimate Parent or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement. As of the date hereof, neither Parent, the Ultimate Parent nor any of their respective Subsidiaries are subject to any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s, the Ultimate Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE 7

COVENANTS

Section 7.01. Conduct of the Company. Except for matters expressly permitted or contemplated by this Agreement or as set forth in Section 7.01 of the Company Disclosure Schedule, except as required by Applicable Law, or except for COVID-19 Measures, COVID-19 Actions, or except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed to the extent set forth in Section 7.01 of the Company Disclosure Schedule), from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business, consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact its Intellectual Property, business organization and material assets, (ii) keep available the services of its directors, officers and employees, (iii) maintain in effect all of its Governmental Authorizations and (iv) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with the Company. Without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement or as set forth in Section 7.01 of the Company Disclosure Schedule, except as required by Applicable Law, or except for COVID-19 Measures, COVID-19 Actions, or except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed to the extent set forth in Section 7.01 of the Company Disclosure Schedule), the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:

(b) amend or waive the Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

(c) (i) except for the Company’s regular quarterly dividend (not to exceed amounts set forth on Section 7.01(b) of the Company Disclosure Schedule), declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent (except for distributions under the ESPP in the ordinary course of business and for distributions resulting from the settlement or exercise of Company Compensatory Awards), (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) except as otherwise provided in Section 7.01(d) below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price and/or withholding Taxes, or (v) take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries;

(d) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement or the settlement of Company RSUs and Company PSUs that are outstanding on the date of this Agreement pursuant to the terms thereof, in each case in accordance with the applicable Company Compensatory Award’s terms as in effect on the date of this Agreement or (B) the issuance of shares of Company Common Stock pursuant to the ESPP and in accordance with Section 3.06(e), or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(e) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(f) make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of the amount set forth on Section 7.01 of the Company Disclosure Schedule in the aggregate in any fiscal quarter;

(g) acquire (i) any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

(h) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its Intellectual Property, material assets or material properties except (i) pursuant to existing Contracts or commitments, (ii) sales of used equipment in the ordinary course of business consistent with past practice, or (iii) Permitted Liens incurred in the ordinary course of business consistent with past practice;

(i) (i) hire or engage any employees, consultants or contractors, or induce or encourage any employees, consultants or contractors to resign from the Company or any of its Subsidiaries, or promote any employees, or transfer any employees, or change the employment status or titles or terms of employment of any employees; or (ii) increase the salary or other compensation (of any type or form) payable or to become payable by the Company or any of its Subsidiaries to any of their current or former employees, consultants, contractors, or advisors, or (iii) modify any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan) or modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof, or (iv) reprice any right to acquire Company Securities or Company Subsidiary Securities or amend or accelerate or waive any vesting terms related to any award of, or award with respect to, any Company Securities or Company Subsidiary Securities held by any such Person, or (v) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company or any of its Subsidiaries of a bonus, commission or other additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan);

(j) (i) write-down any of its material assets, including any Company IP, or (ii) make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(k) (i) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than (A) in connection with the financing of ordinary course trade payables consistent with past practice or (B) accounts payable in the ordinary course of business consistent with past practice), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries or (B) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice);

(l) agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Company, any of its Subsidiaries or any of their respective Affiliates from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;

(m) enter into any Contract, or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of the amount set forth on Section 7.01 of the Company Disclosure Schedule or with a value over the life of the Contract in excess of the amount set forth on Section 7.01 of the Company Disclosure Schedule, other than (i) entering into Software license agreements, or the renewal of any existing Software license agreements, where the Company or any of its Subsidiaries is the licensor in the ordinary course of business consistent with past practice, (ii) entering into service or maintenance contracts in the ordinary course of business consistent with past practice pursuant to which the Company or any of its Subsidiaries is providing services to customers, (iii) entering into non-exclusive distribution, marketing, reselling or consulting agreements in the ordinary course of business consistent with past practice that provide for distribution of a Company Product by a Third Party, or (iv) entering into non-exclusive OEM agreements in the ordinary course of business consistent with past practice that are terminable without penalty within twelve months;

(n) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file any claim for Tax refunds, enter into any closing agreement or Tax ruling, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any customary commercial or financing agreements, entered into in the ordinary course of business consistent with past practices), consent to any waiver or extension with respect to any Tax Proceeding, file any Tax Return (other than an amendment to a Tax Return) in a manner inconsistent with past practice, settle any Tax Proceeding, or surrender any right to claim a Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability);

(o) (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of the amount set forth on Section 7.01 of the Company Disclosure Schedule in any individual case, other than (x) as required by their terms as in effect on the date of this Agreement, (y) claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves), or (z) claims, liabilities or obligations incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, provided that, in the case of each of (x), (y) or (z), the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date, (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than the amount set forth on Section 7.01 of the Company Disclosure Schedule in any individual case except in the ordinary course of business, (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party, or (iv) pay any fees and expenses incurred in connection with the transactions contemplated by this Agreement, in excess of the amount set forth on Section 7.01 of the Company Disclosure Schedule in the aggregate;

(p) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the ordinary course of business consistent with past practices;

(q) take any action which may cause, directly or indirectly, this Agreement, the Offer and the Merger contemplated hereby to not be governed by Section 251(h) of Delaware Law;

(r) submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the Effective Time; or

(s) authorize, commit or agree to take any of the foregoing actions.

Nothing contained in this Section 7.01 shall give Parent or its Affiliates the right to control or direct the operations of the Company or any of its Subsidiaries in violation of the HSR Act or any applicable Foreign Competition Laws prior to the Closing.

Section 7.02. No Solicitation.

(a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or knowingly permit any of its or their Specified Representatives to, and the Company shall instruct, and cause each applicable Subsidiary to instruct, the Specified Representatives not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 7.02(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 7.02(b)) or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (iv) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Specified Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.02 by the Company. The Company shall, and shall cause its Subsidiaries listed on Section 1.01(a) of the Company Disclosure Schedule and instruct its and their respective Specified Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Specified Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information pursuant to the terms of any binding agreement to do so. If any Specified Representative (other than any financial advisor or outside legal counsel) is made aware of an action by any Representative of the Company or any of its Subsidiaries that would constitute a breach of any provision of this Section 7.02(a) if taken by the Company or any of its Subsidiaries, and the Company does not use its reasonable best efforts to prohibit any further such action or terminate such action, then such action will be deemed to constitute a breach by the Company of this Section 7.02(a).

(b) Notwithstanding the foregoing provisions of Section 7.02(a) or anything else to the contrary in this Agreement, prior to the Acceptance Time, the Company Board, directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing after the date of this Agreement, that did not result from or arise out of a breach of Section 7.02(a), and that the Company Board believes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) thereafter furnish to such Third Party and its Representatives (including, for these purposes, sources of financing) non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement containing terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 7.02 (a copy of which confidentiality agreement shall be promptly and in any event with 24 hours provided for informational purposes only to Parent), but in each case under the preceding clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its fiduciary duties to the stockholders of the Company under Applicable Law.

(c) The Company Board shall not take any of the actions referred to in clause (i) or clause (ii) of Section 7.02(b) unless the Company shall have notified Parent in writing at least three (3) Business Days before taking such action that it intends to take such action (it being understood that (i) the Company shall only be required to provide the notice required by this sentence to Parent on one occasion with respect to any particular Third Party and (ii) this parenthetical shall have no impact on the notification and other obligations of the Company contained in the remainder of this Section 7.02(c)). The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by the Company (or any of its Specified Representatives) of any Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party, in each case in connection with any Acquisition Proposal. In such notice, the Company shall identify the Third Party making, and the material terms and conditions or a copy of, such Acquisition Proposal submitted by such Third Party. Commencing upon the provision of any notice referred to above, the Company shall (A) on a reasonable and prompt basis, advise Parent (or its counsel) of any changes to the material terms and any material amendments or proposed amendments to price or other material terms of such Acquisition Proposal, (B) keep Parent informed on a reasonably current basis, of any material developments related to the terms, conditions or negotiations associated with such Acquisition Proposal, and (C) within 24 hours of receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material documents and material written or electronic communications embodying, describing or amending any such Acquisition Proposal (including the financing thereof). The Company shall promptly provide Parent with any non-public information concerning the business, present or future performance, financial condition or results of operations of the Company (or any of its Subsidiaries), provided to any Third Party that was not previously provided to Parent.

(d) Neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer (other than the Offer or any other tender offer or exchange offer by Parent or Merger Subsidiary) for the Company Common Stock within ten (10) Business Days after the commencement of such offer, (iv) make any public statement inconsistent with the Board Recommendation, (v) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”), or (vi) resolve or agree to change or modify the election that this Agreement and the Merger be governed pursuant to Section 251(h) of Delaware Law. Notwithstanding anything to the contrary in this Agreement, at any time prior to the Acceptance Time, the Company Board, following receipt of and on account of a Superior Proposal that did not result from or arise out of a breach of Section 7.02(a), may (i) make an Adverse Recommendation Change or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 9.01(d)(i) but only if, in either case, the Company Board determines in good faith after consultation with outside legal counsel to the Company Board that the failure to take such action would be a breach of its fiduciary duties under

Applicable Law; provided, however, that the Company Board shall not make an Adverse Recommendation Change or terminate this Agreement in accordance with Section 9.01(d)(i), unless (A) the Company promptly notifies Parent (the “Adverse Recommendation Change Notice”), in writing at least five (5) Business Days before making an Adverse Recommendation Change or terminating this Agreement (the “Notice Period”), of its intention to take such action or actions with respect to a Superior Proposal, it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (2) the delivery in itself by the Company to Parent of the notifications required by Section 7.02(c) or of an Adverse Recommendation Change Notice, or (3) the public disclosure of the matters described in clause (1) or (2), will constitute an Adverse Recommendation Change (in the case of each of clauses (1), (2) and (3), to the extent in accordance with this Agreement); (B) the Company attaches to such notice the most current version of the proposed agreement or a reasonably detailed summary of all material terms of any such Superior Proposal (which version or summary shall be updated on a prompt basis) and the identity of the Third Party making the Superior Proposal; and (C) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, if requested by Parent, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being understood and agreed (x) that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision and (y) that there may be multiple extensions of the Notice Period).

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company Board may, in response to a material fact, event, change, development or set of circumstances (other than an Acquisition Proposal occurring or arising after the date of this Agreement) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of the date of this Agreement (and not relating in any way to any Acquisition Proposal) (such material fact, event, change, development or set of circumstances, an “Intervening Event”), withdraw or modify in a manner adverse to Parent or Merger Subsidiary, or fail to make, the Board Recommendation (which shall be deemed to be an Adverse Recommendation Change) if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that, in light of such Intervening Event, the failure of the Company Board to effect such an Adverse Recommendation Change would be a breach of its fiduciary duties under Applicable Law; provided that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from or arose out of the announcement, pendency or consummation of the Offer or the Merger; and provided, further, that the Company Board shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this Section 7.02(e) unless the Company Board has (A) provided to Parent at least five (5) Business Days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the facts underlying the Company Board’s determination that an Intervening Event has occurred, and the reasons for the Adverse Recommendation Change, in reasonable detail, it being understood that neither (1) the delivery in itself by the Company to Parent of such notice, nor (2) the public disclosure of the matters described in clause (1), will constitute an Adverse Recommendation Change (in the case of each of clauses (1) and (2), to the extent in accordance with this Agreement); and (B) during such five (5) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event.

(f) Nothing contained in this Section 7.02 shall prevent the Company Board from complying (i) with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or (ii) any Antitrust Laws with regard to an Acquisition Proposal; provided that any such disclosure under clause (i) (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Board Recommendation (i) in such communication or (ii) within two (2) Business Days after requested to do so by Parent.

Section 7.03. Access to Information. From the date hereof until the Effective Time, the Company shall (i) give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries during normal business hours, (ii) furnish to Parent and its Representatives such financial, Tax and operating data and other information as such Persons may reasonably request (including using reasonable best efforts to provide the work papers of KPMG LLP upon receipt of any required consent from KPMG LLP), and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided, however, that the Company may restrict the foregoing access to the extent that (A) any Applicable Law or applicable COVID-19 Measure requires the Company to restrict or prohibit access to any such properties or information (it being understood, however, that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such access in a manner that does not violate such COVID-19 Measure or such Applicable Law), (B) such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information or (C) the disclosure of such information would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement (it being understood, however, that, with respect to clauses (A), (B) and (C), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to develop an alternative method for providing such information to Parent). Any investigation pursuant to this Section 7.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

Section 7.04. Notice of Certain Events.

(a) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to Applicable Law, the Executive Officers of the Company, including but not limited to the Chief Executive Officer of the Company, shall consult in good faith at the request of Parent on material (individually or in the aggregate) operational developments, the status of relationships with customers, resellers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with the Company, the status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided that no such consultation shall modify the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(b) Other than as to matters subject to Section 7.09, subject to Applicable Law, the Company shall promptly notify Parent and Parent shall promptly notify the Company (solely with respect to the matters set forth in clauses (i), (ii) or (iii)), in the case of the Company, upon any Specified Representative (other than any financial advisor or outside legal counsel), or, in the case of Parent, upon any executive officer, becoming aware of:

(i) any written notice or other written communication or, to the Knowledge of the Company or to the knowledge of Parent or Ultimate Parent, as the case may be, any other notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any written notice or other written communication from any Governmental Authority to the extent related to the transactions contemplated by this Agreement;

(iii) any Proceeding commenced or, to the Knowledge of the Company or to the knowledge of the Parent (or Ultimate Parent), as the case may be, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates that relate to the consummation of the transactions contemplated by this Agreement;

(iv) any written notice or other written communication (or, to the Knowledge of the Company, any other notice or communication) from any Major Customer or Major Supplier that such Major Customer or Major Supplier is terminating its relationship with Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement; and

(v) any inaccuracy of any representation or warranty or breach of covenant contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the conditions set forth in Exhibit B not to be satisfied.

(c) Only a breach by the Company of this Section 7.04 which is willful and material shall be deemed to be a breach of the covenants for purposes of determining whether the conditions set forth in clause (c)(i) of Exhibit B, have been satisfied.

Section 7.05. 401(k) Plans. Effective as of immediately prior to the Effective Time, unless otherwise directed in writing by Parent at least five (5) Business Days prior to the Effective Time, the Company and each Subsidiary thereof shall take all actions necessary to effect the termination of any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and effective as of immediately prior to the Effective Time, no Company employee shall have any right thereafter to contribute any amounts to any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. The Company shall provide Parent with evidence that each such Company Employee Plan has been terminated pursuant to an action by the Company Board or the board of directors of a Subsidiary, as applicable. Effective no later than the commencement of the participation of Continuing Employees in the United States in benefit programs of Ultimate Parent and its ERISA Affiliates, Ultimate Parent or one of Ultimate Parent’s ERISA Affiliates shall maintain or cause to be maintained, for the benefit of the Continuing Employees in the United States, a defined contribution plan that (i) meets the requirements of Section 401(a) of the Code, and (ii) includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (any such plan being referred to as the “Parent Defined Contribution Plan”). Ultimate Parent (or its ERISA Affiliate, as applicable) will provide for the Parent Defined Contribution Plan to accept, as soon as administratively practicable following such commencement, on or after Closing, the rollover by each Continuing Employee of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the 401(k) plan(s) of the Company and its Subsidiaries that is directed by the Continuing Employee into the Parent Defined Contribution Plan, including plan loans, in accordance with applicable Code provisions.

Section 7.06. State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Ultimate Parent, Parent, Merger Subsidiary, the Offer, the Merger, the Tender and Support Agreements or any other transaction contemplated by this Agreement, then each of the Company, Ultimate Parent, Parent, Merger Subsidiary, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 7.07. Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.08. Director and Officer Liability.

(a) For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 7.08(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 250% of the amount per annum the Company paid for its officers’ and directors’ liability insurance policy (the “Current Premium”) as described and set forth in Section 7.08(a) of the Company Disclosure Schedule, and if such premiums for such insurance would at any time exceed 250% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s judgment, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement; provided, however, that neither the Company nor any Subsidiary of the Company shall pay more than 250% of the Current Premium for such prepaid policies without the prior written consent of Parent. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement set forth on Section 7.08(b) of the Company Disclosure Schedule between the Company or any of its Subsidiaries and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”); and (ii) any advancement or indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement; provided that such obligations shall be subject to any limitation imposed by the certificate of incorporation or bylaws of the Company and each of its Subsidiaries as in effect on the date of this Agreement and any limitations imposed from time to time under Applicable Law. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, any of its Subsidiaries, the Surviving Corporation or Parent, as applicable, a written notice asserting a claim for indemnification under any of the provisions set forth in clause (i) or (ii) above, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.08.

(d) The obligations under this Section 7.08 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 7.08 and shall be entitled to enforce the covenants contained herein).

Section 7.09. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, Ultimate Parent, Parent and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law and otherwise to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all reasonably necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all reasonably necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or other Proceeding by, any Governmental Authorities , (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of the undertakings pursuant to this Section 7.09, (i) each of Parent and the Company shall, and shall cause their respective Affiliates to, use reasonable best efforts to provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any Antitrust Laws or Foreign Direct Investment Laws information and documents requested by any Governmental Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act within 30 days following the date of this Agreement and any additional consents and filings under any Antitrust Laws or Foreign Direct Investment Laws as promptly as practicable following the date of this Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any additional consents and filings under any Antitrust Laws or Foreign Direct Investment Laws; (ii) each of Parent and the Company shall, and shall cause their respective Affiliates to, use their reasonable best efforts to provide all information reasonably requested by Parent to identify any filings required by the HSR Act as a result of acquisitions by Parent or any of its Affiliates, on the one hand, or the Company or any of its Affiliates, on the other hand, following the date hereof related to transactions contemplated by this Agreement and cooperate with Parent to make any such filings under the HSR Act relating to such secondary acquisitions that Parent reasonably determines are required; and (iii) each of Parent and the Company shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Authority.

(c) Notwithstanding anything to the contrary herein, in connection with the receipt of any necessary governmental approvals or clearances (including under any Antitrust Laws or Foreign Direct Investment Laws), nothing in this Agreement shall require Parent or any of its Affiliates to, nor shall the Company or any of its Affiliates without the prior written consent of Parent agree or proffer to, divest, invest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate (including to appoint or dismiss board members or managers) in a specified manner, any portion of the business or assets of Parent, the

Company or any of their respective Affiliates. If any judicial or administrative proceeding is brought by any Specified Governmental Authority challenging, or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit, the Offer or the consummation of the Merger or any of the other transactions contemplated by this Agreement, or seeking to obtain from Parent or any of its Affiliates any damages in connection therewith (any such proceeding, including any appeal related thereto, a “Regulatory Proceeding”), then Ultimate Parent, Parent and the Company shall contest on the merits, through litigation (including through any appeal), any objections or opposition raised by such Specified Governmental Authority in such Regulatory Proceeding. Without limiting the generality of the foregoing, Parent shall direct the defense of any Proceeding against Ultimate Parent, Parent, and/or the Company relating to the transactions contemplated by this Agreement, in good faith consultation with the Company and the Company shall act at the direction of Parent. The Company will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding. Parent shall not have the right to direct the defense of any Proceeding against any of the Company’s directors; provided that the Company may not compromise, settle or come to an arrangement regarding such Proceeding related to the transactions contemplated hereby without the prior written consent of Parent (not to be unreasonably withheld conditioned or delayed).

(d) Subject to Applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance and provide comments (which shall be considered in good faith), and to the extent practicable each shall consult the other in good faith on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any substantive communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the U.S. Federal Trade Commission, or any other Governmental Authority with regulatory jurisdiction over enforcement of any Antitrust Laws or Foreign Direct Investment Law and (iii) promptly furnish each other with copies of all substantive correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Parent shall have the right in its sole discretion to commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act, applicable Foreign Competition Laws or applicable Foreign Direct Investment Laws and shall exercise that discretion consistent with a good faith obligation to seek prompt regulatory approval for the Offer and the Merger, and the Company shall act at the direction of Parent with respect thereto (it being understood that Parent will consult with the Company in good faith prior to making any such commitment or agreement). The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.09(d) as “Antitrust Counsel Only Material,” which will limit access to such material to the other party’s outside or internal antitrust counsel. Notwithstanding anything to the contrary in this Section 7.09(d), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries, due to attorney-client privilege, or to comply with Contracts. Subject to Parent’s obligations under Section 7.09(c), Parent shall, on behalf of itself, Ultimate Parent and the Company, be entitled to direct, control and lead all communications, discussions, negotiations and strategy under this Section 7.09, and the Company shall act at the direction of Parent.

(e) Each of Ultimate Parent, Parent, Merger Subsidiary and the Company agrees that, between the date of this Agreement and the Closing Date, none of Parent, Merger Subsidiary or the Company shall, and each of them shall ensure that none of their respective Subsidiaries or other Affiliates shall, acquire, or publicly announce a definitive agreement to acquire, any Person or other business or division thereof (whether by merger, consolidation or other business combination, purchase of assets, purchase of shares or similar transaction) if taking such action would reasonably be expected (at the time such action is taken) to materially delay or prevent the consummation of the Offer and the Merger.

Section 7.10. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) along with Ultimate Parent, in taking such reasonable actions or making any such filings, furnishing information required in connection therewith or with the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.11. Public Announcements. Ultimate Parent and Parent on the one hand, and the Company on the other hand, shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld (except (i) as such release, public statement or announcement may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, or (ii) as such release, public statement or announcement may be made with respect to an Adverse Recommendation Change effected in accordance with Section 7.02), in which case the party required to make the release or announcement pursuant to clause (i) shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith, provided, further, that the obligations set forth in this Section 7.11 shall not apply to any communications regarding an Acquisition Proposal or Adverse Recommendation Change.

Section 7.12. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Offer and the Merger.

Section 7.13. Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 7.14. Rule 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the Company Board and its compensation committee) shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement entered into on or after the date hereof by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such Rule.

Section 7.15. Delisting. The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law, including the rules and regulations of Nasdaq, to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.16. Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidential Disclosure Agreement for Strategic Matters dated as of October 15, 2021, by and between Ultimate Parent and the Company, as amended by Amendment No. 1 to the Confidential Disclosure Agreement for Strategic Matters dated as of December 4, 2021 (the “Confidentiality Agreement”), including with respect to any information provided pursuant to Sections 7.03 or 7.04.

Section 7.17. Employee Matters.

(a) From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with the Surviving Corporation or any Subsidiary of the Surviving Corporation following the Effective Time (“Continuing Employees”), Parent shall use reasonable efforts to cause the service of each such Continuing Employee with the Company and its Subsidiaries prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of Parent, Ultimate Parent, the Surviving Corporation or any of their respective Affiliates as if such service were with Parent, Ultimate Parent, the Surviving Corporation or any of their respective Affiliates to the same extent for participants generally under the applicable plan of Parent, Ultimate Parent, the Surviving Corporation or any of their respective Affiliates, but not including any sabbatical or equity compensation plans, programs, agreements or arrangements (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits.

(b) From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) in which any Continuing Employee is or becomes eligible to participate, Parent shall use reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to such Continuing Employee’s commencement of participation in such Parent Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance Contracts in effect as of the Closing Date; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 7.17(a) shall control; and (ii) provide each Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the same calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(c) The parties acknowledge and agree that all provisions contained in this Section 7.17 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Employee Plan or any beneficiary thereof, of any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 7.17 shall be deemed to amend any Company Employee Plan or Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 7.18. Financing Matters.

(a) Within the time periods required by the terms of each Shelf Agreement, the Company shall take all actions required by each Shelf Agreement to be performed by the Company prior to the Effective Time as a result of the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including the giving of any notices that may be required prior to the Effective Time and the delivery of any certificates, opinions, documents, instruments or prepayment offers required to be delivered prior to the Effective Time in connection with such transactions or otherwise required pursuant to the terms of such Shelf Agreement. Without limiting the generality of the foregoing: (a) no later than five (5) Business Days after the date of this Agreement, the Company shall provide notice of the execution and delivery of this Agreement and the transactions contemplated hereby to each holder of a Senior Note in accordance with Section 8.3(a) of each Shelf Agreement; and (b) at a time selected by Parent (but in no case later than sixteen (16) Business Days prior to the anticipated Acceptance Time) (the receipt of such request from Parent being referred to as the “Shelf Notice”), the Company shall promptly (but in any event no later than fifteen (15) Business Days prior to the anticipated Acceptance Time (the sixteen (16) Business Day period beginning upon the Company’s receipt of the Shelf Notice, the “Shelf Notice Period”)) provide the offer to prepay the Senior Notes contemplated by Section 8.3 of each Shelf Agreement, along with the officer’s certificate required by Section 8.3(g) of each Shelf Agreement, to each holder of a Senior Note in accordance with the terms of each Shelf Agreement. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on any written notice to, communication with, or document or instrument delivered to, holders of Senior Notes under any Shelf Agreement prior to the delivery or making thereof, and the Company shall give reasonable and good faith consideration to any comment made by Parent or its counsel.

(b) The Company shall use its reasonable best efforts to obtain and deliver to Parent, no later than two Business Days prior to the Acceptance Time, a payoff letter in customary form and substance with respect to: (a) the satisfaction and release of all of the Company and its Subsidiaries’ liabilities and obligations (including all indebtedness for borrowed money, if any, of the Company and its Subsidiaries outstanding as of the Acceptance Time) under the Third Amended and Restated Credit Agreement, dated as of October 30, 2015, as amended supplemented or otherwise modified from time to time, by and among the Company, as the borrower, U.S. National Bank Association, as administrative agent, and the banks and other parties from time to time thereto (the “Company Credit Agreement”) and the other Credit Documents (as defined in the Company Credit Agreement) and the backstop, termination and/or cash collateralization of all letters of credit issued thereunder; (b) termination of the Company Credit Agreement and the other Credit Documents (as defined in the Company Credit Agreement) and (c) the release of all Liens, if any, granted under or pursuant to, or otherwise relating to, the Company Credit Agreement and the other Credit Documents (as defined in the Company Credit Agreement).

ARTICLE 8

CONDITIONS TO THE MERGER

The respective obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

Section 8.01. No Restraint. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Specified Governmental Authority in respect of any Specified Law and remain in effect, and there shall not be any Applicable Law enacted or deemed applicable to the Merger by any Specified Governmental Authority in respect of any Specified Law that makes the consummation of the Merger illegal.

Section 8.02. Consummation of Offer. Merger Subsidiary shall have consummated (within the meaning of Section 251(h) of Delaware Law) the Offer.

ARTICLE 9

TERMINATION

Section 9.01. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Acceptance Time shall not have occurred on or before June 21, 2022 (subject to possible extension as provided below, the “End Date”), provided, that: (A) if on June 21, 2022, any of the conditions to the Offer set forth in clause (a), (d), (e) or (f) of Exhibit B shall not have been satisfied or waived, the End Date shall be automatically extended (without further action by any Person) for a period of six (6) months, it being understood that in no event shall the End Date be automatically extended pursuant to this clause (A) to a date that is later than the twelve (12) month anniversary of the date of this Agreement; (B) if on the last day of the six month period referred to in clause (A) above, any of the conditions to the Offer set forth in clause (a), (d), (e) or (f) of Exhibit B shall not have been satisfied or waived, the End Date shall be automatically extended (without further action by any Person) for an additional period of six (6) months, it being understood that in no event shall the End Date be automatically extended pursuant to this clause (B) to a date that is later than the eighteen (18) month anniversary of the date of this Agreement; and (C) if on the last day of the six month period referred to in clause (B) above (the last day of such period being referred to as the “Specified Date”), (y) any of the conditions to the Offer set forth in clause (a), (d), (e) or (f) of Exhibit B shall not have been satisfied or waived, Parent shall be entitled to extend the End Date for a six (6) month period by written notice to the Company, it being understood that in no event shall the End Date be extended by Parent pursuant to this clause (C) to a date that is later than the twenty-four (24) month anniversary of the date of this Agreement; and (D) if on the Specified Date, any Regulatory Proceeding is pending and a trial date for any such Regulatory Proceeding has been set for a date commencing prior to the twenty-four (24) month anniversary of the date of this Agreement, the Company shall be entitled to extend the End Date for a six (6) month period by written notice to Parent, it being understood that in no event shall the End Date be extended by the Company pursuant to this clause (D) to a date that is later than the twenty-four (24) month anniversary of the date of this Agreement (x) two (2) Business Days after the last day of any then-pending Notice Period and (y) two (2) Business Days after the end of last day of any then-pending Shelf Notice Period (such later date, the “Notice Expiration Date”), the End Date shall be automatically extended to the Notice Expiration Date; provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose material breach of any provisions of this Agreement results in the failure of the Acceptance Time to occur by the End Date;

(ii) any Specified Governmental Authority in respect of any Specified Law shall have issued an Order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the consummation of the Merger as contemplated by this Agreement and such Order, decree, ruling or other action shall have become final and nonappealable, or there shall be adopted by any Specified Governmental Authority in respect of any Specified Law that makes the Offer or the consummation of the Merger illegal or otherwise prohibited; or

(iii) the Offer shall have expired (without having been extended) or shall have been terminated in accordance with the terms of this Agreement (including Exhibit B) without Merger Subsidiary having accepted shares of Company Common Stock for payment pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.01(b)(iii) if: (1) the failure of Merger Subsidiary to accept shares of Company Common Stock for payment pursuant to the Offer is attributable to the failure of an Offer Condition to be satisfied; and (2) the failure of such Offer Condition to be satisfied is attributable to a failure, on the part of the party seeking to terminate this Agreement, to perform any covenant in this Agreement required to be performed by such party at or prior to the Acceptance Time;

(c) by Parent:

(i) if an Adverse Recommendation Change shall have occurred;

(ii) if the Company shall have entered into a Contract providing for the consummation of a transaction contemplated by an Acquisition Proposal;

(iii) if the Company or any of its Specified Representatives shall have willfully and materially breached any of its obligations under Section 7.02(a);

(iv) if the Company Board or any committee thereof (A) shall, after receipt of a written request from Parent, not have rejected any Acquisition Proposal within ten (10) Business Days of the making public thereof (including, for these purposes, by taking no position with respect to the acceptance by the stockholders of the Company of a tender offer or exchange offer, which shall constitute a failure to reject such Acquisition Proposal) or (B) shall have failed, pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, to publicly reconfirm the Board Recommendation within ten (10) Business Days after receipt of a written request from Parent that it do so if such request is made following an Acquisition Proposal being made public (any of Section 9.01(c)(i), (ii), (iii) or (iv), a “Triggering Event”); or

(v) in the event of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement such that the condition set forth in clause (c) of Exhibit B would not be satisfied as of the time of such breach or in the event that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, such that the condition set forth in clause (b) of Exhibit B would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracy in the representations and warranties of the Company is curable by the Company through the exercise of commercially reasonable efforts prior to the End Date and within forty-five (45) calendar days of the date Parent delivered the notice to the Company as provided in the last sentence of this Section 9.01, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.01(c)(v) until the earlier to occur of (1) the expiration of a forty-five (45) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.01(c)(v) if such breach or inaccuracy by the Company is cured within such forty-five (45) calendar day period); provided, further, Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(v) if Ultimate, Parent, or Merger Subsidiary is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (1) has a material adverse effect on Merger Subsidiary’s ability to purchase and pay, or on the timing of such purchase and payment, for the shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or (2) materially delays satisfaction of the Offer Conditions;

(d) by the Company, (i) if prior to the Acceptance Time, the Company Board authorizes the Company, in compliance with the terms of this Agreement, including Section 7.02, to enter into a binding definitive agreement in respect of a Superior Proposal with a Third Party; provided that the Company shall have paid any amounts due pursuant to Section 10.04 in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement; (ii) in the event of a material breach of any covenant or agreement on the part of Ultimate Parent, Parent or Merger Subsidiary set forth in this Agreement and such breach (1) has a material adverse effect on Merger Subsidiary’s ability to purchase and pay, or on the timing of such purchase and payment, for the shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or (2) materially delays satisfaction of the Offer Conditions); (iii) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate in any material respect and such inaccuracy (1) has a material adverse effect on Merger Subsidiary’s ability to purchase and pay, or on the timing of such purchase and payment, for the shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer, or (2) materially delays satisfaction of the Offer Conditions, or (iv) if Merger Subsidiary fails to commence the Offer by the date that is ten (10) Business Days after the date required under Section 2.01(a) (provided that the Company shall not have the right to terminate this Agreement pursuant to this clause (iv) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach precludes the commencement of the Offer pursuant to Section 2.01(a)); provided, however, that notwithstanding the foregoing, in the event that such breach by Ultimate Parent, Parent or Merger Subsidiary or such inaccuracy in the representations and warranties of Parent or Merger Subsidiary are curable by Ultimate Parent, Parent or Merger Subsidiary through the exercise of commercially reasonable efforts prior to the End Date and within forty-five (45) calendar days of the date the Company delivered the notice to Ultimate Parent, Parent or Merger Sub as provided for in the last sentence of this Section 9.01, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(d), until the earlier to occur of (1) the expiration of a forty-five (45) calendar day period after delivery of written notice from Company to Parent of such breach or inaccuracy, as applicable or (2) the ceasing by Ultimate Parent, Parent, or Merger Subsidiary (as applicable) to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not termination this Agreement pursuant to this Section 9.01(d) if such breach or inaccuracy by Ultimate Parent, Parent, or Merger Subsidiary is cured within such forty-five (45) day period; provided, further, the Company shall not have the right to terminate this Agreement pursuant to Section 9.01(d)(ii) or (iii) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of an Offer Condition set forth in Exhibit B.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to each other party hereto.

Section 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or other Representative of such party) to each other party hereto; provided that no such termination shall relieve any party hereto of any liability for damages resulting from any willful or intentional breach of this Agreement. The provisions of this Section 9.02 and Sections 10.04, 10.05(b), 10.06, 10.07 and 10.08 shall survive any termination hereof pursuant to Section 9.01.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person, (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent, to:

Oracle Corporation

2300 Oracle Way

Austin, Texas 78741

Attention: Dorian E. Daley, Executive Vice President and General Counsel

                  Brian S. Higgins, Senior Vice President and Associate General Counsel

Email: dorian.daley@oracle.com

            brian.s.higgins@oracle.com

with a copy to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025

Attention: Keith A. Flaum

        Christopher R. Moore

E-mail: keith.flaum@hoganlovells.com

             christopher.moore@hoganlovells.com

if to the Company, to:

Cerner Corporation

2800 Rock Creek Parkway

North Kansas City, Missouri 64117

Attn: Chief Legal Officer

Facsimile No: +1 816 936 9422

Email: cernernotices@cerner.com

with a copy to:

Latham & Watkins LLP

330 N Wabash Ave, Suite 2800

Chicago, IL 60613

Attention: James P. Beaubien

                 Christopher R. Drewry

                 Mark D. Gerstein

Email: James.Beaubien@lw.com

            Christopher.Drewry@lw.com

            Mark.Gerstein.@lw.com

Section 10.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 10.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or, except as otherwise provided in this Agreement, waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.04. Termination Fee and Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay all filing fees payable pursuant to the HSR Act, any Foreign Competition Law or any Foreign Direct Investment Law, but if this Agreement is terminated pursuant to Section 9.01 (other than pursuant to Section 9.01(d)(ii)), the Company shall promptly reimburse Parent for one-half of all such filing fees paid by Parent.

(b) If this Agreement is terminated: (i) pursuant to Section 9.01(c)(i), Section 9.01(c)(ii), Section 9.01(c)(iii) or Section 9.01(c)(iv) (or if this Agreement is terminated pursuant to any other provision of Section 9.01 and at the time of such termination, Parent has the right to terminate this Agreement pursuant to any of Section 9.01(c)(i), Section 9.01(c)(ii) Section 9.01(c)(iii) or Section 9.01(c)(iv)), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $950,000,000 (the “Termination Fee”); or (ii) pursuant to Section 9.01(d)(i), then the Company shall pay (or cause to be paid) to Parent (by wire transfer of immediately available funds), concurrently with and as a condition of such termination, the Termination Fee.

(c) If (i) this Agreement is terminated pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), (ii) such termination is primarily attributable to (A) the willful and material failure on the part of the Company to perform any covenant or obligation in this Agreement required to be performed by the Company at or prior to the Acceptance Time or (B) the existence of (or any actions taken by) the Person who has made the Acquisition Proposal contemplated by clause (iii) of this sentence (or any of its Affiliates), (iii) prior to such termination, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (iv) within twelve (12) months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, (B) recommended to its stockholders or (C) consummated, a transaction contemplated by such Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as 50% for purposes of this clause (iv)), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after entering into such definitive agreement, making such recommendation or consummating such transaction, the Termination Fee.

(d) The Company acknowledges that the agreements contained in this Section 10.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 10.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid.

(e) Parent acknowledges and agrees that the Termination Fee contemplated by this Section 10.04 shall be payable by the Company on only one occasion, whether or not the facts or circumstances giving rise to the Company’s obligation to pay the Termination Fee may otherwise trigger an obligation to pay the Termination Fee under more than one subsection of this Section 10.04 or on more than one occasion pursuant to the same subsection of this Section 10.04 (it being understood, however, that this Section 10.04(d) shall not be interpreted to limit or restrict Parent’s ability to seek or obtain any other remedy it may have with respect to this Agreement).

Section 10.05. Binding Effect; No Third Party Beneficiaries; No Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.08 (which shall be to the benefit of the parties referred to in such section), shall inure only to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.08, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto, and nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

(b) No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the consent of each other party hereto, except that Parent or Merger Subsidiary may, from time to time, transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates or Affiliates of Ultimate Parent at any time without the consent of the Company; provided that (i) in event of such transfer or assignment, Parent or Merger Subsidiary, as applicable, shall guarantee the performance of such obligations of such Affiliates hereunder, and remain as primary obligors hereunder and under the Offer (ii) no such transfer or assignment shall relieve Ultimate Parent of its obligations under Section 10.15 or delay or impair timely completion of the Merger or the Offer or payment in connection thereof. Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

Section 10.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or any borrowing statute of such State.

Section 10.07. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or any of the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware (or if the Court of Chancery lacks jurisdiction, any court in the State of Delaware). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 10.01 or in any other manner permitted by Applicable Law.

Section 10.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 10.10. Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 10.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto agree to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.12. Specific Performance. Each party agrees that irreparable damage would occur in the event that any of the parties do not perform the provisions of this Agreement in accordance with its terms and that there is not an adequate remedy at Law for breach of this Agreement, in the event of any breach or threatened breach by Ultimate Parent, Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek, in addition to any monetary remedy or damages: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 10.13. Disclosure Schedules. Any reference in a particular section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) would be reasonably apparent from such item.

Section 10.14. Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 10.15. Compliance with Obligations. Ultimate Parent hereby agrees to cause Parent to honor Parent’s obligations and Merger Subsidiary to honor Merger Subsidiary’s obligations under this Agreement, including providing (or causing to be provided) to Parent and/or Merger Subsidiary all funds on a timely basis necessary to purchase any Company Common Shares that Parent and/or Merger Subsidiary becomes obligated to purchase pursuant to the Offer. Ultimate Parent shall be responsible for any breach of this Agreement by Parent or Merger Subsidiary.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CERNER CORPORATION

By:	/s/ David T. Feinberg, M.D.
Name: David T. Feinberg, M.D.
Title: President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

OC ACQUISITION LLC

By:	/s/ Brian S. Higgins
Name: Brian S. Higgins
Title: Senior Vice President, Legal

CEDAR ACQUISITION CORPORATION

By:	/s/ Brian S. Higgins
Name: Brian S. Higgins
Title: Senior Vice President and Secretary

ORACLE CORPORATION, solely with respect to the performance of its obligations set forth in ARTICLE 2, ARTICLE 3, ARTICLE 6, ARTICLE 7, Section 10.07, Section 10.08, Section 10.12 and Section 10.15

By:	/s/ Brian S. Higgins
Name: Brian S. Higgins
Title:	Senior Vice President, Associate General Counsel and Secretary

CONFIDENTIAL

EXHIBIT A

FORM OF TENDER AND SUPPORT AGREEMENTS

(SEE ATTACHED)

A-1

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT, dated as of December 20, 2021 (this “Agreement”), among OC Acquisition LLC, a Delaware limited liability company (“Parent”), Cedar Acquisition Corporation, a Delaware corporation (“Merger Subsidiary”), and the Person listed as “Stockholder” on the signature page hereto (“Stockholder”).

WHEREAS, as a condition and inducement to Ultimate Parent’s (as defined in the Merger Agreement), Parent’s and Merger Subsidiary’s willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Cerner Corporation, a Delaware corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company that Stockholder Beneficially Owns (as defined in Section 6.10 below) at any time during the Support Period (as defined in Section 6.10 below).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01 Tender of Shares. Stockholder agrees: (i) to promptly (and, in any event, not later than fifteen (15) Business Days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the outstanding shares of Company Common Stock Beneficially Owned by Stockholder (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer (a) under the Securities Act or (b) created by this Agreement that would not in any event prevent Stockholder from tendering Stockholder’s shares of Company Common Stock in accordance with this Agreement or otherwise complying with Stockholder’s obligations under this Agreement (the “Permitted Exceptions”)); and (ii) if Stockholder acquires Beneficial Ownership of any additional outstanding shares of Company Common Stock during the Support Period, to promptly (and, in any event, not later than five (5) Business Days after Stockholder acquires Beneficial Ownership of such additional outstanding shares of Company Common Stock) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional shares of Company Common Stock (free and clear of any Liens or restrictions except for the Permitted Exceptions). Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any Company Stock Option or other equity award or require Stockholder to purchase any shares of Company Common Stock, and nothing herein shall prohibit Stockholder from exercising any Company Stock Option held by such Stockholder.

Section 1.02 No Withdrawal. Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any shares of Company Common Stock from the Offer unless and until (A) the Offer expires without Merger Subsidiary having accepted for payment shares of Company Common Stock tendered in the Offer or (B) termination of this Agreement in accordance with Section 6.03 hereof.

Section 1.03 Conditional Obligation. Stockholder acknowledges and agrees that Merger Subsidiary’s obligation to accept for payment shares of Company Common Stock tendered into the Offer, including any shares of Company Common Stock tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

ARTICLE 2

VOTING AGREEMENT; GRANT OF PROXY; NO OWNERSHIP INTEREST

Section 2.01. Voting Agreement. Stockholder hereby agrees, that except as provided in Schedule I, during the Support Period, Stockholder will not vote any outstanding shares of Company Common Stock Beneficially Owned by Stockholder in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of any of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters. Stockholder shall ensure that, during the Support Period, any other Person having voting power with respect to any outstanding shares of Company Common Stock Beneficially Owned by Stockholder will not vote any such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iv) of the preceding sentence.

Section 2.02. Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the outstanding shares of Company Common Stock Beneficially Owned by Stockholder. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the outstanding shares of Company Common Stock Beneficially Owned by Stockholder. The proxy granted by Stockholder pursuant to this Article 2 is irrevocable and is granted in consideration of Parent and Merger Subsidiary entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01 above. The proxy granted by Stockholder shall be revoked after the Support Period upon termination of this Agreement in accordance with its terms.

Section 2.03. No Ownership Interest. Nothing in this Agreement shall vest in Parent or Merger Subsidiary any direct or indirect ownership or incidence of ownership of or, with respect to, any shares of Company Common Stock Beneficially Owned by Stockholder. All rights, ownership and economic benefits of and related to shares of Company Common Stock Beneficially Owned by Stockholder shall remain vested in and belong to Stockholder, and neither Parent nor Merger Subsidiary shall have the power or authority to direct Stockholder in the voting of any shares of Company Common Stock Beneficially Owned by Stockholder except to the extent provided in Section 2.01.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent that:

Section 3.01. Corporation Authorization. The execution, delivery and performance by Stockholder of this Agreement as detailed in Schedule I and the consummation by Stockholder of the transactions contemplated hereby are within the powers (corporate, if applicable, and otherwise) of Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action. This Agreement constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and (i) the shares of Company Common Stock or Company Compensatory Awards set forth on the signature page hereto opposite such Stockholder’s name constitute community property under Applicable Law or (ii) any shares of Company Common Stock or Company Compensatory Awards of which Stockholder acquires Beneficial Ownership during the Support Period could constitute community property under Applicable Law, then, as detailed in Schedule I, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has, as detailed in Schedule I, full power and authority to enter into and perform this Agreement.

Section 3.02. Non-Contravention. As detailed in Schedule I, the execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, or other comparable charter or organizational documents, of Stockholder, if any, (ii) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any Contract binding on Stockholder or any of Stockholder’s properties or assets, including the shares of Company Common Stock Beneficially Owned by Stockholder or (iv) result in the imposition of any Lien (except for the Permitted Exceptions) on any asset of Stockholder.

Section 3.03. Ownership of Shares. As detailed in Schedule I, Stockholder (together with Stockholder’s spouse if Stockholder is married and the shares of Company Common Stock or Company Compensatory Awards set forth on Schedule I opposite such Stockholder’s name constitute community property under Applicable Law) is the Beneficial Owner of the shares of Company Common Stock and Company Compensatory Awards set forth on Schedule I, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the shares of Company Common Stock Beneficially Owned by Stockholder) except for the Permitted Exceptions. None of such shares of Company Common Stock or such Company Compensatory Awards is subject to any voting trust or other Contract with respect to the voting of such shares or Company Compensatory Awards (including shares underlying such Company Compensatory Awards, as applicable), except as set forth in this Agreement, including on Schedule I.

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Section 3.04. Total Shares. Except for the shares of Company Common Stock set forth on Schedule I (including shares underlying Company Compensatory Awards set forth on Schedule I), Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.05. Finder’s Fees. No Advisor of the Stockholder, the Stockholder’s Subsidiaries, if any, or the Stockholder’s Affiliates is or may be entitled to any banking, broker’s, finder’s, success, completion or similar fee or commission from Ultimate Parent, Parent, Merger Subsidiary or the Company in respect of: (i) this Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; or (ii) any other change in control of the Company or any of its Subsidiaries or the sale, transfer, or disposition of any assets of the Company or any of its Subsidiaries.

Section 3.06. No Litigation. There is no suit, claim, action, investigation or other Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of Stockholder to perform Stockholder’s obligations hereunder or consummate any of the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to Stockholder:

Section 4.01. Corporation Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the limited liability company powers of Parent and the corporate powers of Merger Subsidiary and have been duly authorized by all necessary limited liability company or corporate action. This Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

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ARTICLE 5

COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that:

Section 5.01. No Proxies for, Encumbrances on or Disposition of Shares.

(i) During the Support Period, except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if Stockholder is an individual, as a result of the death of Stockholder), (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any shares of Company Common Stock Beneficially Owned by Stockholder, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such shares of Company Common Stock (other than pursuant to Rule 10b5-1 trading plans in effect on the date of this Agreement) or (c) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder or any of the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions, or cause any other Person to take any of the foregoing actions. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or cause or permit to be tendered any shares of Company Common Stock Beneficially Owned by Stockholder into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer.

(ii) Notwithstanding the foregoing clause (i), Stockholder may transfer shares of Company Common Stock held by Stockholder to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 5.02. Communications. Stockholder, and each of Stockholder’s Subsidiaries, if any, shall not, and shall cause their respective officers, directors, employees or other Representatives (for the avoidance of doubt, other than the Company and its Representatives), if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Ultimate Parent, Parent, Merger Subsidiary and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement to the extent permitted pursuant to the Merger Agreement) of: (a) Stockholder’s identity; (b) Stockholder’s Beneficial Ownership of shares of Company Common Stock or Company Compensatory Awards (including the number of such shares or Company Compensatory Awards Beneficially Owned by Stockholder); and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Ultimate Parent, Parent, Merger Subsidiary or the Company reasonably determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Subsidiary and the Company of any required corrections with respect to

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any written information supplied by Stockholder specifically for use in any such disclosure document. Parent and Merger Subsidiary hereby consent to and authorize the publication and disclosure by Stockholder (including in a Schedule 13D or any other publicly filed documents related to the Merger, the Offer or any other transactions contemplated by the Merger Agreement) of the nature of Stockholder’s commitments, arrangements and understandings under this Agreement if required by Applicable Law, and any other information that Stockholder reasonably determines to be necessary in any SEC disclosure document required by Applicable Law in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Section 5.03. Additional Shares. In the event that Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional shares or other interests in or with respect to the Company, such shares or other interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of shares of Company Common Stock Beneficially Owned by Stockholder set forth on Schedule I will be deemed amended accordingly. Stockholder shall promptly notify Parent and Merger Subsidiary of any such event.

Section 5.04. Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any shares of Company Common Stock Beneficially Owned by Stockholder or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Proceeding, against Ultimate Parent, Parent, Merger Subsidiary, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or any of the transactions contemplated thereby; provided, however, that this Section 5.04 shall not restrict or act as a waiver of Stockholder’s right to advancement or indemnification set forth in the certificate of incorporation or bylaws of the Company as in effect as of the date of this Agreement.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are joint and several. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like

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import. The word “or” has the inclusive meaning represented by the phrase “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract (including the Merger Agreement) are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 6.02. Further Assurances. Parent and Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other party may reasonably deem proper or advisable under Applicable Law, to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Stockholder shall, to the extent requested by Parent, promptly: (i) cause each other Person having voting power with respect to any shares of Company Common Stock Beneficially Owned by Stockholder to execute and deliver to Parent a proxy with respect to such shares, which shall be identical to the proxy in Section 2.02 above; and (ii) cause the certificates representing outstanding shares of Company Common Stock Beneficially Owned by Stockholder to be surrendered so that the transfer agent for such shares may affix thereto an appropriate legend referring to this Agreement.

Section 6.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Support Period; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

Section 6.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Stockholder may not assign, delegate or otherwise transfer any of Stockholder’s rights or obligations under this Agreement without the prior written consent of Parent. Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

Section 6.06. Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules or any borrowing statute of such State that would result in the application of any law other than the law of the State of Delaware.

Section 6.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect

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as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto agree to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.09. Specific Performance. The parties hereto agree that irreparable damage to Parent or Merger Subsidiary would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by Stockholder in accordance with the terms hereof, and that each of Parent and Merger Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Merger Subsidiary may be entitled at law or in equity. Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Subsidiary.

Section 6.10. Defined Terms. For the purposes of this Agreement:

(i) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(ii) Stockholder shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(iii) “Company Common Stock Beneficially Owned by Stockholder” means the shares of Company Common Stock Beneficially Owned by Stockholder on the date of this Agreement, including those shares of Company Common Stock described on Schedule I hereto, together with any additional outstanding shares of Company Common Stock over which Stockholder acquires Beneficial Ownership during the Support Period.

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(iv) “Support Period” shall mean the period from the date of this Agreement through the earlier of (a) the date upon which the Merger Agreement is validly terminated, (b) the Effective Time, or (c) the date of any modification, waiver or amendment of the Merger Agreement or the Offer in a manner that reduces the Offer Price, changes the form of consideration payable thereunder to such Stockholder or amends, changes or modifies any of the Offer Conditions in a manner that adversely affects Stockholder.

Section 6.11. Action in Stockholder’s Capacity Only. Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. Stockholder signs this Agreement solely in Stockholder’s capacity as a Beneficial Owner of the shares of Company Common Stock and Company Compensatory Awards Beneficially Owned by Stockholder, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company, including complying with or exercising such Stockholder’s fiduciary duties as a member of the Board of Directors of the Company.

Section 6.12. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person, (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows:

if to Parent or Merger Subsidiary, to:

Oracle Corporation

2300 Oracle Way

Austin, Texas 78741

Attention: Dorian E. Daley, Executive Vice President and General Counsel

        Brian S. Higgins, Senior Vice President and Associate General Counsel

Email: dorian.daley@oracle.com

  brian.s.higgins@oracle.com

with a copy to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025

Attention: Keith A. Flaum

        Christopher R. Moore

Email: keith.flaum@hoganlovells.com

  christopher.moore@hoganlovells.com

if to Stockholder, to: the address for notice set forth on Schedule I

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with a copy to:

Cerner Corporation

2800 Rock Creek Parkway

North Kansas City, Missouri 64117

Attention: Chief Legal Officer

Email: cernernotices@cerner.com

with a copy to:

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60613

Attention: James Beaubien

    Christopher R. Drewry

    Mark Gerstein

Email: James.Beaubien@lw.com

Christopher.Drewry@lw.com

Mark.Gerstein@lw.com

Section 6.13. Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (or if the Court of Chancery lacks jurisdiction, any court in the State of Delaware) for any Proceedings arising out of or relating to this Agreement or any of the transactions contemplated hereby, (ii) agrees not to commence any Proceeding relating thereto except in such court and in accordance with the provisions of this Agreement, (iii) agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 6.12 hereof or in any other manner permitted by Applicable Law, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in such courts and (v) agrees not to plead or claim in any court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

Section 6.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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Section 6.16. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.17. No Ownership Interest. All rights, ownership and economic benefits of and relating to the shares of Company Common Stock and Company Compensatory Awards Beneficially Owned by Stockholder at a given time shall remain vested in and belong to Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the shares of Company Common Stock Beneficially Owned by Stockholder, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 6.18 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

OC ACQUISITION LLC

By:
Name:
Title:

Signature Page to Tender and Support Agreement

CEDAR ACQUISITION CORPORATION

By:
Name:
Title:

13

STOCKHOLDER:

Name:

14

Schedule I

Name and Address:

[ • ]

Company Common Stock Beneficially Owned by Stockholder:

Means the shares of Company Common Stock Beneficially Owned by Stockholder as of the date of this Agreement as shall be identified to Parent and Merger Subsidiary in the format below within fifteen (15) Business Days after the date of this Agreement.

Shares Beneficially Owned	Shares Owned of Record	Shares subject to Company Stock Options	Shares subject to other Company Compensatory Awards

Spousal Consents and Fiduciary Authority:

Any spousal consent or signature in fiduciary capacity contemplated by Section 3.01 of this Agreement shall be delivered to Parent and Merger Subsidiary in the form of Annex 1 attached hereto within fifteen (15) Business Days after the date of this Agreement.

Voting Agreement:

Notwithstanding anything to the contract in this Agreement, Stockholder may vote in accordance with the recommendation of the Company Board on the matters described on Section 7.01(a) of the Company Disclosure Schedule.

Schedule I to Tender and Support Agreement

CONSENT OF SPOUSE

I acknowledge that I have read the Tender and Support Agreement (to which this consent is attached) and that I know and understand, and have been fully advised by my attorney with respect to, its contents. As the spouse of Stockholder, I hereby agree: (i) that all shares of Company Common Stock held by Stockholder, and all other rights with respect to shares of Company Common Stock held by Stockholder, and my interest in such shares and other rights, if any, are subject to the provisions of the Tender and Support Agreement and the Merger Agreement (as defined in the Tender and Support Agreement), which I consent to; and (ii) that I will take no action at any time to hinder the operation of the Tender and Support Agreement or the Merger Agreement.

SIGNATURE OF SPOUSE:

Printed Name:

CONFIDENTIAL

EXHIBIT B

CONDITIONS TO THE OFFER

The obligation of Merger Subsidiary to accept for payment and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses (a) through (i) below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Merger Subsidiary shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered shares of Company Common Stock, and may terminate the Offer at any scheduled Expiration Date or amend or terminate the Offer as otherwise permitted by this Agreement, if (i) the Minimum Condition shall not be satisfied at 12:00 midnight, Eastern Time, at the end of the scheduled Expiration Date of the Offer, or (ii) any of the following additional conditions shall not be satisfied or, in the case of any condition that is not a Specified Condition, waived at 12:00 midnight, Eastern Time, at the end of the scheduled Expiration Date of the Offer:

(a) no Specified Governmental Authority in respect of Specified Law shall have issued any Order or taken any other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the Offer or the consummation of the Merger and no Applicable Law shall have been adopted by any Specified Governmental Authority in respect of Specified Law that makes the Offer or consummation of the Merger illegal or otherwise prohibited;

(b) (i) (A) each of the representations and warranties contained in Section 5.02(c) and Section 5.18(f) shall be true in all respects when made and on the Expiration Date as if made on and as of such date (other than any such representation or warranty that is made as of a specified date, which need only be true in all respects as of such specified date) and (B) each of the Specified Company Representations (other than the representations and warranties contained in Section 5.02(c) and Section 5.18(f)), to the extent not qualified as to materiality or “Company Material Adverse Effect,” shall be true in all material respects, and to the extent so qualified shall be true in all respects, when made and on the Expiration Date as if made on and as of such date (other than any Specified Company Representation that is made only as of a specified date, which need only be true, to the extent not qualified as to materiality or “Company Material Adverse Effect,” in all material respects, and to the extent so qualified, in all respects, in each case as of such specified date), (ii) the Other Company Representations, disregarding any materiality or Company Material Adverse Effect qualifications contained therein, shall be true when made and on the Expiration Date as if made on and as of such date (other than any Other Company Representations that are made only as of a specified date, which need only to be true as of such specified date); provided that the Other Company Representations as modified in clause (ii) shall be deemed true at any time unless the individual or aggregate impact of the failure to be so true would have or reasonably be expected to have a Company Material Adverse Effect; (iii) Parent shall have received a certificate signed on behalf of the Company by a senior Executive Officer of the Company certifying to the foregoing and to the number of shares of Company Common Stock that were issued and outstanding as of as of 12:00 midnight, Eastern Time, at the end of the Expiration Date, and (iv) the Company shall have delivered to Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Expiration Date, certifying: (A) the approval of the Company Board of this Agreement and the transactions contemplated hereby and (B) the certificate of incorporation and bylaws (or similar governing documents) of the Company;

(c) (i) subject to Section 7.04(c), the Company shall have performed in all material respects its obligations under this Agreement, and (ii) Parent shall have received a certificate signed on behalf of the Company by a senior Executive Officer of the Company to the foregoing effect;

B-1

(d) there shall not be instituted or pending any Proceeding initiated by any Specified Governmental Authority in respect of Specified Law (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the Offer, the acceptance for payment by Merger Subsidiary of the shares of Company Common Stock tendered pursuant to the Offer or the consummation of the Merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Affiliates, taken as a whole, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Affiliates, taken as a whole, (iii) seeking, directly or indirectly, to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the Company’s stockholders, or (iv) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other Affiliates of any Equity Interests;

(e) there shall not be in effect any Order issued by any Specified Governmental Authority in respect of Specified Law that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of the above clause (d);

(f) (i) the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act, any Specified Foreign Competition Law or any Specified Foreign Direct Investment Law shall have expired or been terminated, and any timing agreement entered into by Parent or any of its Affiliates with, or made by Parent or any of its Affiliates to, any Specified Governmental Authority in respect of Specified Law to extend any waiting period or not consummate the Offer and/or the Merger, shall have expired or been terminated, and (ii) any affirmative approval of a Specified Governmental Authority in respect of Specified Law required under any Specified Foreign Competition Law or any Specified Foreign Direct Investment Law shall have been obtained;

(g) (i) (a) the Company shall have complied in all material respects with its obligations pursuant to Section 7.01(i) to obtain the consent of Parent with respect to the matters denoted with a “*” symbol in Section 7.01 of the Company Disclosure Schedule and (b) the Company shall have complied in all respects with its obligations pursuant to Section 7.01(i) to obtain the consent of Parent with respect to certain matters not so denoted in Section 7.01 of the Company Disclosure Schedule and (ii) Parent shall have received a certificate signed on behalf of the Company by a senior Executive Officer of the Company to the foregoing effect;

(h) there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(i) this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and (except for the Minimum Condition and any Specified Condition) may be waived by Parent and Merger Subsidiary, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Subsidiary. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

B-2

EXHIBIT C

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

MERGING

CEDAR ACQUISITION CORPORATION,

(a Delaware corporation)

WITH AND INTO

CERNER CORPORATION

(a Delaware corporation)

Pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), Cedar Corporation, a Delaware corporation, hereby certifies the following information relating to the merger (the “Merger”) of Cedar Acquisition Corporation, a Delaware corporation, with and into Cerner Corporation, a Delaware corporation:

FIRST: The names and state of incorporation of each of the corporations constituent to the Merger are as follows:

Name	Jurisdiction
Cedar Acquisition Corporation	Delaware

Cerner Corporation	Delaware

SECOND: An agreement and plan of merger was entered into by the constituent corporations, expressly provides for the Merger to be governed by Section 251(h) of the DGCL and has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with Section 251(h) of the DGCL.

THIRD: The name of the surviving corporation of the Merger is Cerner Corporation, which shall continue its existence as the surviving corporation under the name Cerner Corporation.

FOURTH: Upon the effectiveness of the filing of this Certificate of Merger, the Certificate of Incorporation of Cerner Corporation, as amended to date, shall be amended and restated in its entirety by reason of the Merger, and the Amended and Restated Certificate of Incorporation as set forth on Exhibit 1 hereto shall continue as the Amended and Restated Certificate of Incorporation of the surviving corporation until further amended in accordance with the provisions of the DGCL.

FIFTH: The executed agreement and plan of merger is on file at the principal place of business of the surviving corporation, at [•], and will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

SIXTH: The Merger shall become effective immediately upon the filing of this certificate with the Secretary of State of the State of Delaware.

C-1

IN WITNESS WHEREOF, [•] has caused this Certificate of Merger to be executed in its corporate name on this ____ day of _____________, 2022.

[•]

By:
Name:
Title:

SIGNATURE PAGE TO CERNER CORPORATION CERTIFICATE OF MERGER

EXHIBIT 1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CERNER CORPORATION

ARTICLE I

The name of this Corporation is Cerner Corporation. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “Delaware General Corporation Law”).

ARTICLE IV

The aggregate number of shares which this Corporation shall have authority to issue is 100 shares of capital stock all of which shall be designated “Common Stock,” each having a par value of $0.0001. Except as may otherwise be required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

ARTICLE V

A. The property, business and affairs of the corporation shall be managed and controlled by the board of directors. The number of directors of the corporation shall be fixed by, or in the manner provided in, the bylaws.

B. A majority of the whole board of directors shall constitute a quorum for the transaction of business, and, except as otherwise provided in this Certificate of Incorporation or the bylaws, the vote of a majority of the directors present at a meeting at which a quorum is then present shall be the act of the board of directors. As used in this Certificate of Incorporation, the term “whole board of directors” is hereby exclusively defined to mean the total number of directors which the corporation would have if there were no vacancies.

C. Subject to the rights of holders of any series of preferred stock to elect directors, each person elected as a director of the Corporation at any annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”) after the 2020 Annual Meeting to succeed a person whose term of office as a director has expired, shall be elected for a term expiring at the next Annual Meeting. Each director elected at or prior to the 2020 Annual Meeting of stockholders shall be deemed to serve as a member of the class of directors to which he or she was so elected for the term elected. At and after the 2023 Annual Meeting, the directors shall no longer be classified with respect to the time for which they hold office. Notwithstanding the foregoing, each director shall hold office until a successor has been elected or qualified or until his or her earlier death, retirement, resignation or removal.

D. Except for directorships created pursuant to this Certificate of Incorporation relating to the rights of holders of preferred stock or any series thereof, and except for vacancies in such directorships, any vacancies in the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the board of directors, acting by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and from and after the 2023 Annual Meeting any directors so chosen shall hold office until the next election of directors and until their respective successors are duly elected and qualified or until their earlier death, retirement, resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director. In the event of any increase or decrease in the authorized number of directors prior to the 2023 Annual Meeting: (i) each director then serving shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her term or his or her prior death, retirement, resignation or removal; and (ii) except to the extent that an increase or decrease in the authorized number of directors occurs in connection with the rights of holders of preferred stock to elect additional directors, the newly created or eliminated directorships resulting from any increase or decrease shall be apportioned by the board of directors among the class or classes as nearly equal in number as the then total number of directors constituting the whole board of directors permits. A director who fills a vacancy not resulting from an increase in the authorized number of directors shall have the same remaining term as that of his or her predecessor.

E. Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws of the corporation), prior to the election of directors at the 2023 Annual Meeting when the board of directors shall cease to be classified, any director or the entire board of directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class (for purposes of this Article V, section (E), each share of the Voting Stock shall have the number of votes granted to it pursuant to Article IV of this Certificate of Incorporation). From and after the election of directors at the 2023 Annual Meeting when the board of directors shall cease to be classified, any director or the entire board of directors of the corporation may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors. For the purposes of this Article V, section (E): (i) the term “Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term “Voting Stock” shall mean the shares of all classes of capital stock of the corporation entitled to vote on removal of any director or the entire board of directors in the manner provided in this Article V, section (E) (except that if the next succeeding sentence is operative, then the outstanding shares of preferred stock shall not be considered “Voting Stock” for purposes of this Article V, section (E)). Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the provisions of this Article V shall not apply with respect to the director or directors elected by such holders of preferred stock.

F. [Omitted]

G. There shall be no qualifications for election as directors of the corporation, except that no person shall be eligible to stand for election as a director if he has been convicted of a felony by a court of competent jurisdiction where such conviction is no longer subject to direct appeal.

H. Subject to the rights of holders of preferred stock, nominations for the election of directors may be made by the board of directors or a proxy committee appointed by the board of directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given in accordance with the advance notice and proxy access procedures set forth in the Corporation’s bylaws, as amended from time to time. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with such procedures.

I. Except as may be otherwise specifically provided in this Article V, the term of office and voting power of each director of the corporation shall not be greater than nor less than that of any other director of the corporation.

ARTICLE VI

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

ARTICLE VII

The original bylaws of the corporation shall be adopted in any manner provided by law. In furtherance, and not in limitation of, the powers conferred by statute, the board of directors is expressly authorized to make, adopt, alter, amend or repeal the bylaws of the corporation. Notwithstanding any other provisions in this Certificate of Incorporation or the bylaws of the corporation, and notwithstanding the fact that some lesser percentage may be specified by law, the stockholders of the corporation shall have the power to make, adopt, alter, amend or repeal the bylaws of the corporation only upon the affirmative vote of eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class (for purposes of this Article VII, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article IV of this Certificate of Incorporation). For purposes of this Article VII: (i) the term “Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term “Voting Stock” shall mean the shares of all classes of capital stock of the corporation entitled to vote on making, adopting, altering, amending or repealing the bylaws of the corporation.

ARTICLE VIII

A. The provisions of this Article VIII shall be applicable to certain Business Combinations (as hereinafter defined) and shall supersede any other provision of this Certificate of Incorporation or the Bylaws of the corporation or of law inconsistent therewith.

B. In addition to any affirmative vote required by law or this Certificate of Incorporation (including, without limitation, any requirement that Business Combinations be approved by the holders of a specified percentage of preferred stock voting separately as a class) and except as otherwise expressly provided in section (C) of this Article VIII, any Business Combination shall require the affirmative vote of the holders of at least eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock considered for this purpose as one class (for purposes of this Article VIII, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article IV of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required by law, or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

C. The provisions of section (B) of this Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if the Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

D. For the purposes of this Article VIII and for the purposes of such other paragraphs of this Certificate of Incorporation as is specified:

A “Business Combination” shall mean:

(i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $500,000 or more; or

(iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $500,000 or more; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

A “person” shall mean any individual, firm, corporation or other entity.

“Interested Stockholder” shall mean any person (other than the corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on the issue in question, or immediately prior to the effectiveness of the action to be effected as a result of the vote:

(i) is the beneficial owner, directly or indirectly, of 5% or more of the Total Voting Power of the outstanding Voting Stock, considered for this purpose as one class; or

(ii) is an Affiliate of the corporation and at any time within the two-year period immediately prior to either the record date for the determination of stockholders entitled to notice of and to vote on the issue in question or the effectiveness of the action to be effected as a result of the vote, was the beneficial owner, directly or indirectly, of 5% or more of the Total Voting Power of the then outstanding Voting Stock, considered for this purpose as one class; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two year period immediately prior to either the record date for the determination of stockholders entitled to notice of and to vote on the issue in question or the effectiveness of the action to be effected as a result of the vote, beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

A person shall be a “beneficial owner” of any Voting Stock:

(i) which such person or any of its Affiliates or Associates (as hereinafter defined), directly or indirectly, through any contract, arrangement, understanding or relationship, owns or has or shares the power to vote or to direct the voting of, or the power to dispose or to direct the disposition of, shares of such stock, or owns, has or shares the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such stock; or

(ii) with respect to which such person or any of its Affiliates or Associates has the right to acquire, directly or indirectly, through any contract, arrangement, understanding or relationship, owns or has or shares the power to vote or to direct the voting of, or the power to dispose or to direct the disposition of, shares of such stock, or owns, has or shares the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such stock (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

(iii) which are beneficially owned (as defined in (i) or (ii) above), directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

For the purpose of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of this definition of “beneficial owner” but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

“Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1987.

“Subsidiary” means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder, the term “Subsidiary” shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the corporation.

“Disinterested Director” means any member of the board of directors who is not an Interested Stockholder or an Affiliate of an Interested Stockholder and was a member of the board of directors prior to the time that the Interested Stockholder involved in the Business Combination became an Interested Stockholder, and any successor of a Disinterested Director who is not an Interested Stockholder or an Affiliate of an Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the board of directors; provided, however, that Clifford W. Illig, Neal L. Patterson, Paul N. Gorup, Henry S. Crist, Paul J. Finnegan and James A. Jackson, and any successor of any such person who is recommended by a majority of such persons or any such successors, are hereby deemed to be “Disinterested Directors.”

“Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the board of directors in good faith.

“Equity Security” shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1987.

“Voting Stock” shall mean the shares of all classes of capital stock of the corporation entitled to vote on the issue (for purposes of this Article VIII, a Business Combination) in question.

“Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock.

E. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article VIII, on the basis of information known to them after reasonable inquiry, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, and (iv) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $500,000 or more. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article VIII and any interpretation approved by a majority of the Disinterested Directors shall be final and conclusive.

F. Nothing contained in this Article VIII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation and subject to Article X of this Certificate of Incorporation.

ARTICLE X

None of the provisions of Article IV, Article V, Article VII, Article VIII, Article IX, Article XI or this Article X may be amended, altered, changed or repealed except upon the affirmative vote at any annual or special meeting of the stockholders, of the holders of at least eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class (for the purpose of this Article X, each share of Voting Stock shall have the number of votes granted to it pursuant to Article IV of this Certificate of Incorporation), nor shall new provisions to this Certificate of Incorporation be adopted or existing provisions to this Certificate of Incorporation be amended, altered or repealed which in either instance are in conflict or inconsistent with Article IV, Article V, Article VII, Article VIII, Article IX, Article XI or this Article X except upon the affirmative vote at any annual or special meeting of the stockholders of the holders of at least eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class. Notwithstanding the foregoing, Article IV may be amended, altered, changed or repealed or new provisions to this Certificate of Incorporation may be adopted or existing provisions of this Certificate of Incorporation may be amended, altered or repealed which in either instance are in conflict or inconsistent with Article IV by such affirmative vote as is required by law if such amendment, alteration, repeal or addition shall have been approved by a majority of the Disinterested Directors (as defined in Article VIII of this Certificate of Incorporation). Any inconsistency developing between the provisions of a bylaw and any provisions of this Certificate of Incorporation shall be controlled by this Certificate of Incorporation. For the purposes of this Article X, (i) the term “Total Voting Power” shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term “Voting Stock” shall mean the shares of all classes of capital stock of the corporation entitled to vote on the issue in question.

ARTICLE XI

A. No action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

B. Except as otherwise required by law and subject to the rights, if any, of the holders of preferred stock or any series thereof, special meetings of the stockholders of the Corporation may be called only by the chairman of the board of directors, the president of the corporation or the board of directors pursuant to a resolution approved by a majority of the whole board of directors.